Exhibit 10.17

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of October 6, 2020 (the “Effective Date”) among Jefferies Finance LLC (“Jefferies”), as administrative agent and collateral agent (in such capacities, together with its successors and assigns in such capacities, “Agent”), and the lenders listed on the signature pages hereof or otherwise a party hereto from time to time including Jefferies in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), LumiraDx Group Limited, a private company with limited liability incorporated under the laws of England and Wales with company number 09198288 (“Borrower”) and each Guarantor signatory hereto and otherwise party hereto from time to time, provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.5 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with IFRS and all calculations shall be made in accordance with IFRS. The term “financial statements” shall include the accompanying notes and schedules.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Interpretation. References to amounts in $ shall be deemed to include a reference to an equivalent amount or amounts in another currency or currencies at the prevailing rate of exchange at the relevant time and any relevant action taken by a Loan Party or any of its Subsidiaries or other occurrence of an event the amount in respect of which is not denominated in $ shall be quantified in $ by reference to the prevailing rate of exchange for the relevant currency or currencies at the relevant time that such action is taken or such event occurs and no subsequent exchange rate fluctuation(s) shall cause a Default or Event of Default.

1.5 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Allocable Amount”	Section 13.7(b)
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Claims”	Section 12.2
“Agent”	Preamble
“Agent Report”	Exhibit B, Section 5
“Communications”	Section 10
“Cure Amount”	Section 7.18(c)
“Cure Right”	Section 7.18(c)
“Cure Standstill Period”	Section 7.18(c)
“Default”	Section 3.2(f)
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Effective Date Refinancing”	Section 3.1(o)
“Event of Default”	Section 8

“Facility Fee”	Section 2.4(a)
“FDA EUA Approvals”	Section 3.1(n)
“Guarantor Payment”	Section 13.7(a)
“Incremental Facility Amount”	Section 2.6(a)
“Incremental Facility Effective Date”	Section 2.6(b)
“Incremental Term Loan”	Section 2.7(d)
“Incremental Term Loan Lender”	Section 2.6(b)
“Incremental Term Loan Notice”	Section 2.6(a)
“Indemnified Person”	Section 12.2
“Jefferies”	Preamble
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Register”	Section 2.6(g)
“Open Source Licenses”	Section 5.2(f)
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Perfection Certificate”	Section 5.1
“PIK Amount”	Section 2.3(a)
“Specified Covenant Default”	Section 7.18(c)
“Specified Period”	Section 7.18(c)
“Term A Loan”	Section 2.2(a)(i)
“Term B Loan”	Section 2.2(a)(ii)
“Term Loan”	Section 2.2(a)(iii)
“Termination Date”	Exhibit B, Section 8
“Transfer”	Section 7.1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“2020 Notes” means any notes issued from time to time pursuant to the terms of the convertible loan note instrument dated 1 July 2020 between the Parent and Wilmington Trust SP (Services) Limited.

“2019 Notes” means any notes issued from time to time pursuant to the terms of the convertible loan note instrument dated 15 October 2019 between the Parent and Wilmington Trust SP (Services) Limited.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Acquisition” is any of the following: (i) the creation, formation or acquisition of a New Subsidiary, in each case, pursuant to and in compliance with the terms of Section 6.10; and (ii) any acquisition (including by way of merger or in licensing) by any Loan Party or Subsidiary of a Loan Party of all or substantially all of the assets (including Intellectual Property) of another Person, or of a division, line of business or other business unit of another Person, or capital stock of another Person.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and control by any Person means the power of such Person directly or indirectly (i) to vote 10% or more of the Voting Securities (determined on a fully diluted basis) of another Person, or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise).

“Agent” is Jefferies, not in its individual capacity, but solely in its capacity as agent on behalf of and for the ratable benefit of the Secured Parties.

“All-In Yield” means as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, exit fees and call protection payable upon repayments or maturity, arrangement fees, structuring or other fees payable in connection therewith, regardless of whether such amounts are payable, directly or indirectly, to a lender, an affiliate of such lender or otherwise, a LIBOR floor or base rate floor to the extent greater than the LIBOR floor or the base rate floor of such Indebtedness, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate); provided that original issue discount and upfront fees will be equated to interest rate assuming a 2-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness).

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Rate” means, as of any date, the sum of (i) the applicable Cash Interest Rate at such time and (ii) the PIK Interest Rate at such time.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, foreign, federal, state and local tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York or London, England are required or authorized to be closed.

“Call Event” means the occurrence of any of the following prior to October 31, 2020 or, if later, the date until which commitments under the 2020 Notes are available:

(a)

any FDA EUA Approvals are revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term (such event prior to October 31, 2020 or, if later, the date until which commitments under the 2020 Notes are available, a “Regulatory Call Event”); or

(b)

material manufacturing operations of the LumiraDx Instrument or COVID-19 Test Strips, either on a permanent or temporary basis, ceases for any reason or there occurs any other material impairment in the manufacturing of the LumiraDx Instrument or the COVID-19 Test Strips (such event prior to October 31, 2020 or, if later, the date until which commitments under the 2020 Notes are available, a “Manufacturing Call Event”). For purposes of a Manufacturing Call Event, “temporary” shall mean manufacturing operations of the LumiraDx Instrument or COVID-19 Test Strips (x) for the period from the Effective Date to and including October 29, 2020, is at less than 50% of capacity and (y) thereafter, solely to the extent the commitment period for unfunded commitments under the 2020 Notes has been extended to November 30, 2020 or later, 50% of capacity for two consecutive months.

“Capital Expenditures”: all liabilities incurred or expenditures made by any Loan Party or Subsidiary thereof for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto that are required to be capitalized for financial reporting purposes in accordance with IFRS and including the capital element of any expenditure or obligations in connection with any Capitalized Lease Obligations.

“Capitalized Lease Obligations” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with IFRS, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with IFRS, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Equivalents” are at any time: (a) certificates of deposit, notes, acceptances and repurchase agreements, in each case, maturing within one year after the relevant date of calculation and issued by a bank or financial institution which has a rating for its long-term unsecured and noncredit-enhanced debt obligations of “A” or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or “A2” or higher by Moody’s Investors Service Limited (an “Acceptable Bank”); (b) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security; (c) commercial paper not convertible or exchangeable to any other security maturing not more than 270 days from the date of issue: (i) for which a recognized trading market exists; (ii) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area; (iii) which matures within one year after the relevant date of calculation; and (iv) which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; (d) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalent); (e) any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or (f) any other debt security approved by the Required Lenders, in each case, denominated in $, £ or € and to which any Loan Party is alone (or together with other Loan Parties) beneficially entitled at that time and which is not issued or guaranteed by any Loan Party or their Subsidiaries or subject to any Liens (other than Liens arising under the Security Documents).

“Cash Interest Rate” means:

(a)

for each Term A Loan and Term B Loan, a per annum rate of interest equal to (i) from the date of issuance though and including January 31, 2021, eight percent (8.0%) per annum, (ii) from February 1, 2021 to and including March 31, 2021, ten percent (10.0%) per annum, (iii) from April 1, 2021 to and including June 30, 2021, eleven percent (11.0%) per annum and (iv) from and after July 1, 2021, twelve percent (12.0%) per annum; provided that any time after the occurrence of an IPO or Qualifying Investment, the Cash Interest Rate shall be eight percent (8.0%) per annum; and

(b)	for each Incremental Term Loan, a per annum rate of interest equal to that set out in the applicable Incremental Term Loan Notice.

“Cayman Security Documents” means the following documents, each in form and substance reasonably satisfactory to the Agent: (a) that certain Cayman Islands-law debenture among the Parent and Agent, and (b) such other documents incidental to the foregoing documents designated as such by the Borrower and the Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of each Loan Party (other than Excluded Loan Parties) described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by any Loan Party or any Subsidiary at any time.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Competitor” is any Person and any Affiliate of such Person whose primary business is developing or commercializing products and/or services that directly compete with the products and/or services of the Loan Parties and their Subsidiaries.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.

“Computation Period”: means (a) each period of four fiscal quarters, ending on the last day of a fiscal quarter, or (b) for the purposes of calculating Excess Cash Flow only, each fiscal quarter ending on the last day of that fiscal quarter.

“Consolidated Current Assets”: as at any date of determination, means the total assets of the Parent and its Subsidiaries that may properly be classified as current assets in conformity with IFRS, but excluding (a) cash and Cash Equivalents, (b) amounts related to current or deferred taxes and (c) hedging agreements to the extent that the mark-to-market termination value would be reflected as an asset on the balance sheet of the Parent and its Subsidiaries.

“Consolidated Current Liabilities”: as at any date of determination, means the total liabilities of the Parent and its Subsidiaries that may properly be classified as current liabilities in conformity with IFRS, but excluding (a) the current portion of any long-term liabilities, (b) accruals for deferred taxes, (c) deferred revenue and (d) hedging agreements to the extent that the mark-to-market termination value would be reflected as a liability on the balance sheet of the Parent and its Subsidiaries.

“Consolidated EBITDA” means, determined on a consolidated basis for the Parent and its Subsidiaries for any Computation Period:

(a) Consolidated Net Income thereof in such Computation Period; plus

(b) without duplication, to the extent deducted in determining Consolidated Net Income for such Computation Period, the sum of:

(i) any provision for federal, state, local, foreign, provincial, territorial, or other taxes, in each case, based on income or profits made thereby during such Computation Period, less any benefit (including income tax credits) therefrom received during such Computation Period,

(ii) all interest expense, commission, fees, discount, prepayment fees, premiums or charges and other finance payments whether paid, capitalised or accrued or required to be paid, capitalised or accrued thereby during such Computation Period (including any interest expense attributable to Capitalized Lease Obligations),

(iii) all depreciation and amortization expense thereof during such Computation Period,

(iv) all losses realized thereby during such Computation Period arising from Transfers permitted by Section 7.1,

(v) all losses realized thereby during such Computation Period arising from the write-down of assets, other than of accounts and inventory,

(vi) any unrealized net losses resulting in such period from currency transaction or translation losses related to currency remeasurements (except that any such currency losses related to Indebtedness, intercompany balance sheet items and hedging obligations shall be excluded),

(vii) all (A) exceptional or extraordinary (as defined under IFRS) losses or (B) unusual or non-recurring losses realized thereby during such Computation Period; provided, that the amounts added back to Consolidated EBITDA pursuant to this clause (b)(vii)(B), shall not exceed in the aggregate 5.0% of Consolidated EBITDA (determined exclusive of all such amounts) for any Computation Period,

(viii) any reasonable, out-of-pocket expenses or costs incurred in connection with the IPO, any Qualifying Investment or any other equity offerings, acquisitions, investments, dispositions or indebtedness (including in respect of indebtedness under this Agreement), whether or not consummated provided, that the amounts added back to Consolidated EBITDA pursuant to this clause (ix) with respect to unconsummated transactions shall not exceed $5 million for a Qualifying Investment and $20 million for an IPO for any Computation Period,

(ix) all non-cash losses realized during such Computation Period (other than any non-cash loss or expense (A) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period, (B) relating to a write-down, write-off or reserve with respect to accounts receivable or inventory or (C) that are realized losses or gains associated with any hedging agreement or fluctuation in currency exchange rates), and

(x) non-cash costs or non-cash expenses incurred in connection with equity or stock option plans or similar management or employee benefit plans in such Computation Period,

(xi) other non-cash costs or expenses not to exceed $5,000,000 in any Computation Period, minus, without duplication, to the extent included in determining Consolidated Net Income, the sum of (i) all gains realized thereby during such Computation Period arising from the write-up of assets, (ii) any unrealized net gains resulting in such period from currency transaction or translation gains related to currency remeasurements (except that any such currency gains related to Indebtedness, intercompany balance sheet items and hedging obligations shall be excluded), (iii) all exceptional or extraordinary (as defined under IFRS ) or unusual gains realized thereby during such Computation Period, (iv) all unrealized gains thereby during such Computation Period arising from all hedging agreements, (v) all gains realized thereby during such Computation Period arising from Transfers permitted by Section 7.1 and (vi) all non-cash gains realized during such Computation Period (other than as addressed in the immediately preceding clauses (i) through (v)).

“Consolidated Net Income” means, determined on a consolidated basis for the Parent and its Subsidiaries in accordance with IFRS, for any Computation Period, net income (or loss) thereof during such period, excluding the income (or loss) of any Person (other than any Subsidiary of any Loan Party) in which any of the Loan Parties or their Subsidiaries has an ownership interest unless such income is received by a Loan Party in a cash distribution during such period.

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the equity interests of any other Person. The amount of any Person’s obligation under any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the maximum reasonably anticipated liability of the debt, obligation or other liability guaranteed thereby.

“Contribution Notice” means a contribution notice issued by the UK Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control Agreement” is any control agreement entered into among the depository institution at which any Loan Party or any of its Subsidiaries maintains a Deposit Account, or the securities intermediary or commodity intermediary at which any Loan Party or any of its Subsidiaries maintains a Securities Account or a Commodity Account, such Loan Party or such Subsidiary, as applicable, and Agent pursuant to which Agent, for the ratable benefit of the Secured Parties, has a perfected first priority (subject to Permitted Liens having priority as a matter of law) security interest over such Deposit Account, Securities Account, or Commodity Account.

“Controlled Account” means (i) in respect of an account located in the United States, an account in respect of which the depository bank has executed and delivered to the Agent a Control Agreement (or in respect of which the depository bank will execute and deliver a Control Agreement as contemplated by Section 3.5(b)), or (ii) in respect of an account not located in the United States, an account over which a first priority (subject to Permitted Liens having priority as a matter of law) perfected security interest is granted in favor of the Agent pursuant to the Security Documents.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“COVID-19 Test Strips” mean any test strip that can test for COVID-19 antigen developed by the Loan Parties that can run on the LumiraDx Instrument.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Parent or any other Subsidiary to make earn out or other contingency payments (including purchase price adjustments (other than customary working capital and similar adjustments), seller notes and non-competition and consulting agreements, but excluding customary indemnity obligations) pursuant to the documentation relating to such Acquisition; provided, however, that the term “Earn-Out Obligations” shall not include any obligations that are paid in common equity interests. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments (excluding any payments to be made in common equity interests) in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof (excluding any payments to be made in common equity interests), as determined in accordance with IFRS.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case; provided that notwithstanding the foregoing, “Eligible Assignee” shall not at any time include, (i) unless an Event of Default has occurred and is continuing two (2) Business Days following receipt of written notice thereof from the Agent to the Parent, a then-current Competitor or (ii)Borrower or any of Borrower’s Affiliates or Subsidiaries.

“English Guarantor” means each of the following companies incorporated under the laws of England and Wales: LumiraDx Group Ltd., LumiraDx UK Ltd., LumiraDx Investment Limited, LumiraDx Colombia Holdings Ltd., LumiraDx Brazil Holdings Ltd., LumiraDx Ltd, LumiraDx Care Solutions UK Ltd and LumiraDx International Ltd.

“English Security Documents” means the following documents, each in form and substance reasonably satisfactory to the Agent: (a) that certain English-law debenture among the English Guarantors and Agent, and (b) such other documents incidental to the foregoing documents designated as such by the Borrower and the Agent.

“EnviroLogix License Agreement” means the joint development and license agreement dated November 29, 2016 among EnviroLogix Inc., Parent, and LumiraDx UK Ltd.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Loss” means with respect to any property, any of the following: (a) any loss, destruction or damage of such property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property

“Excess Cash Flow” means, for any Computation Period, the greater of (a) zero and (b) without duplication, the total of the following for the Parent and its Subsidiaries on a consolidated basis, each calculated for such Computation Period: (i) Consolidated EBITDA; plus (ii) tax refunds actually received in cash; less (iii) unfinanced Capital Expenditures and any amounts spent on Permitted Investments (other than Investments in cash and Cash Equivalents and intercompany Investments) (in each case, to the extent actually made in cash); less (iv) income and franchise taxes paid in cash within such period, excluding any provision for deferred taxes included in the determination of net income (including, without duplication, decreases in deferred income taxes resulting from payments of deferred taxes accrued in prior periods); less (v) interest expense paid in cash or required to be paid in cash within such period (including the interest component of Capitalized Lease Obligations); less (vi) any repayments or prepayments of any Indebtedness for borrowed money, in each case actually paid in cash (including but not limited to amounts required to be repaid by the terms of this Agreement); less (vii) to the extent paid in cash, the amounts described in clauses (b)(vii) and (b)(viii) of the definition of “Consolidated EBITDA” to the extent not otherwise deducted from the calculation of “Consolidated EBITDA”; less (viii) the increase, if any, in Net Working Capital for such period; plus (ix) the decrease, if any, in Net Working Capital for such period; less (x) the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA to the extent such items did not represent cash received by the Parent and its Subsidiaries, in each case on a consolidated basis during such period, plus (xi) the amount related to items that were deducted from or not added to net income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent it does not represent cash paid by the Parent or any Subsidiary thereof, in each case on a consolidated basis during such period.

“Excluded Accounts” means (i) Deposit Accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees and identified to Agent by the Loan Parties as such in the applicable Perfection Certificate, provided that the amount deposited therein shall not exceed the amount reasonably expected to be due and payable for the next two (2) succeeding pay periods or (ii) Deposit Accounts with an aggregate dollar value not to exceed $500,000, in either case which are opened solely for the purpose of tenders and bids and required by applicable Law to be opened in the name of a Loan Party for such tenders and bids.

“Excluded Loan Party” means Borrower, any English Guarantor, Scottish Guarantor, any other Subsidiary incorporated in England and Wales or Scotland or any other jurisdiction which requires the filing of security documents at a registry and copies of the security documents are available for viewing by Persons that have access to the registry.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of any Loan Party or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Credit Agreement” means that certain Loan and Security Agreement, dated as of September 20, 2019, among the Borrower, Kennedy Lewis Investment Management LLC, as collateral agent and the financial institutions from time to time party thereto.

“Exit Fee” is:

(a) with respect to any Term A Loan or Term B Loan, subject to a Premium Event or otherwise repaid (including at maturity), an additional fee payable to the Lenders in amount equal to one and a half percent (1.50%) of the principal amount of the Term Loan subject to such Premium Event or otherwise repaid; and

(b) with respect to any Incremental Term Loan, the amount (if any) set out in any applicable Incremental Term Loan Notice.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Financial Support Direction” means a financial support direction issued by the UK Pensions Regulator under section 43 of the Pensions Act 2004.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, clearance, exemption, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group” means the Parent and its Subsidiaries from time to time.

“Guarantor” is any Person providing a Guaranty in favor of Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10 or Section 13) on or after the Effective Date.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto as in effect from time to time.

“Immaterial Subsidiary” is a Subsidiary, other than any Loan Party, set forth on Schedule 1.2 that does not own any material Intellectual Property and that (i) generates in the aggregate less than 5.0% of the consolidated revenue of the Borrower and its Subsidiaries, (ii) holds in the aggregate assets that constitute less than 5.0% of consolidated total assets of the Borrower and its Subsidiaries and (iii) owns assets that are worth less than $10,000,000, in each case, at any time. For purposes of this Agreement, each of LumiraDx Brazil and LumiraDx Columbia (together the “Specified Immaterial Subsidiaries”) shall constitute an Immaterial Subsidiary so long as (i) the Specified Immaterial Subsidiaries have no Indebtedness save for Indebtedness owed to any Loan Party, (ii) no Lien exists on the property of the Specified Immaterial Subsidiaries, (iii) such Immaterial Subsidiaries do not merge or combine with any other Person and (iv) no Loan Party transfers (whether by way of any restricted payment, investment, asset sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions) any cash, Cash Equivalents, tangible assets or intangible assets to the Specified Immaterial Subsidiaries except as provided in clause (i) of the definition of “Permitted Investments”.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, other than indebtedness in respect of trade payables incurred in the ordinary course of business that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves have been established on the books of such Person, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capitalized Lease Obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities or preferred shares of such Person subject to repurchase or redemption other than (i) at the sole option of such Person, or (ii) where such shares are convertible into A ordinary shares or common shares of such Person (ii) unless they are redeemable or repurchasable solely for other equity securities that are not subject to repurchase or redemption, or (iv) unless they are redeemable or repurchasable as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) obligations in respect of “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts and (h) Contingent Obligations in respect of any of the foregoing.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States of America Bankruptcy Code, or any other bankruptcy or insolvency law or analogous procedure or step in any jurisdiction, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief. For the avoidance of doubt, “Insolvency Proceeding” shall include (without limitation) any formal corporate action or legal proceeding taken in relation to: (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement, restructuring, approval of the arrangement or otherwise) of any Loan Party; (b) a composition, compromise, assignment or arrangement with any class of creditors generally of any Loan Party in connection with or as a result of any financial difficulty; or (c) the appointment of a liquidator, receiver, administrative receiver, administrator, judicial manager, compulsory manager or other similar officer in respect of any Loan Party or any of its material assets; or (d) the enforcement of any Collateral over any assets of any Loan Party, or in each case any analogous procedure or step taken in any jurisdiction, provided that the foregoing shall not apply to any winding-up petition against a Loan Party which is frivolous or vexatious and is discharged or dismissed within 14 days of commencement or any step or procedure in connection with any transaction otherwise permitted under this Agreement.

“Insolvent” means not Solvent.

“Intellectual Property” means all of each Loan Party’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Loan Party;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date between the Loan Parties and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common equity interests of the Borrower, the Parent or any other parent entity of the Borrower, in which the net cash proceeds received by or contributed to the Borrower is equal to or greater than $100,000,000.

“Intercreditor Agreement” means the English law intercreditor agreement dated on or around the date of this Agreement between the senior lenders, junior lenders, the debtors party thereto from time to time as original debtors, the Agent and others.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is Borrower’s Chief Executive Officer, who is Ron Zwanziger as of the Effective Date.

“Knowledge” means to the “best of” the applicable Loan Party’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Legal Reservations” means (a) the principle that remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, liquidation, reorganisation, moratoria, administration and other laws generally affecting the rights of creditors; (b) provisions of a contract being invalid or unenforceable for reasons of oppression, undue influence or (in the case of default interest) representing a penalty; and (c) the unavailability of, or limitation on the availability of a particular right or remedy because of equitable principles of general application.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses (whether generated in house or by outside counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Agent and/or the Lenders in connection with the Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” means, at any time, an amount determined for the Parent and its Subsidiaries equal to (a) the sum of unrestricted cash-on-hand and Cash Equivalent Investments of the Parent and its Subsidiaries, to the extent held in a Controlled Account to the extent required by Section 3.5(b), minus (b) the amount of any Loan Party’s accounts payable that have not been paid within ninety (90) days from the invoice date of the relevant account payable.

“Loan Documents” are, collectively, this Agreement, the Warrants, each Control Agreement, the Pledge Agreement, any Incremental Term Loan Notice, the Intellectual Property Security Agreement, the Cayman Security Documents, the English Security Documents, the Intercreditor Agreement, the Scottish Security Documents, the Perfection Certificates, each Compliance Certificate, each Loan Payment Request Form, any Guarantees, any subordination agreements, any intercreditor agreement entered into by Agent with respect to Subordinated Debt, any note, or notes or guaranties executed by any Loan Party or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by any Loan Party or any other Person for the benefit of the Lenders and/or Agent, as applicable, in connection with this Agreement or otherwise designated as such by the Agent and the Borrower; all as amended, restated, or otherwise modified.

“Loan Party” means, individually, each Borrower and each Guarantor and “Loan Parties” means, collectively, each Borrower and each Guarantor.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.

“LumiraDx Brazil” means LumiraDx Healthcare Ltda a company incorporated in Brazil with registered office at Avenida Dr. ChcriZaidan, 1550, 17th floor, 1705 and 1706, Capital Corporate Office Building, Brooklin, Sao Paolo, 04711-130

“LumiraDx Colombia” means Lumira SAS, a company incorporated in Colombia with registered office at Av 6 Bis Norte No 27-51 Barrio, Santa Monica, de Cali.

“LumiraDx Instrument” means the “LumiraDx Platform”, a portable point of care test system.

“LumiraDx Products” means any products that the Parent and/or any of its Subsidiaries manufacture, research, develop, sell, license or design from time to time or which Parent and/or any of its Subsidiaries intend to manufacture, research, develop, sell, license or design in the future, together with all such products that such Person has manufactured, researched, developed, sold, licensed or designed since its incorporation, which such LumiraDx Products shall (i) include the COVID-19 Test Strips and the LumiraDx Instrument and (ii) exclude any third party products sold under the LUMIRATEK brand or other OEM brands which are not part of the LumiraDx platform (provided that any products which the Parent and/or any of its Subsidiaries manufacture, research, develop, or design from time to time shall not be sold under the LUMIRATEK brand).

“Make Whole Amount” shall mean, upon the occurrence of any Premium Event on or prior to the issuance of the Warrants, an amount equal to the present value, as determined by the Agent in consultation with the Borrower, of all required interest payments due on the Term A Loans or Term B Loans that are prepaid from the date of prepayment, acceleration, satisfaction or release through and including the Maturity Date (excluding accrued interest) discounted to the date of prepayment or acceleration on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of each Loan Party and its Subsidiaries, when taken as a whole; or (b) subject to the Legal Reservations, a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Agent for the benefit of the Secured Parties on all or a material part of the or any Lien granted to Agent except as the result of the action or inaction of the Agent or Lenders, as the case may be.

“Material Agreement” is with regards to LumiraDx Products any individual license, agreement or other contractual arrangement in connection therewith whereby any Loan Party or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than One Million Dollars ($1,000,000.00) in the aggregate, excluding (i) any purchase orders or statements of work entered into in the ordinary course of business from time to time pursuant to manufacturing agreements entered into from time to time with Flextronics or any Affiliate thereof, (ii) agreement or other contractual arrangement in connection with capital expenditures and (iii) agreement or other contractual arrangement in connection with the purchase of materials or the sale of third party products for further distribution.

“Maturity Date” is:

(a) for each Term A Loan and Term B Loan, October 5, 2022 as may be extended at the sole discretion of the Borrower, the Agent and each Lender which has participations thereunder; and

(b) for each Incremental Term Loan, the date as set out in any applicable Incremental Term Loan Notice as may be extended at the sole discretion of the Borrower, the Agent and each Lender which has participations thereunder.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Transfer, Event of Loss, issuance of equity interests, issuance of Indebtedness, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Transfer, Event of Loss, issuance of equity interests, issuance of Indebtedness.

“Net Working Capital”: as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities; provided that Net Working Capital shall be calculated without giving effect to (a) recapitalization or purchase accounting, (b) any assets or liabilities acquired, assumed, sold or transferred in any acquisition or Transfer (other than sales of Inventory in the ordinary course of business), (c) changes as a result of the reclassification of items from short-term to long-term and vice versa or (d) changes resulting from non-cash charges and credits to Consolidated Current Assets and Consolidated Current Liabilities (including derivatives and deferred income tax).

“Obligations” are all of each Loan Party’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Exit Fee, the Make-Whole Premium (if applicable), the Facility Fee, and any other amounts such Loan Party owes the Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of any Loan Party assigned to the Lenders and/or Agent in connection with this Agreement and the other Loan Documents (other than the Warrants), and the performance of such Loan Party’s duties under the Loan Documents (other than the Warrants).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s organizational, formation, incorporation or constitutional documents and where applicable (a) if such Person is a corporation, its bylaws (or equivalent) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto and (d) if such Person is a company, its memorandum and articles of association (or equivalent), each of the foregoing with all current amendments or modifications thereto.

“Parent” means LumiraDx Limited, an exempted company limited by shares incorporated in the Cayman Islands (registered number 314391).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar quarter, commencing on January 1, 2021.

“Perfection Requirements” means the making or procuring of the necessary registrations, filings, endorsements, notarisations, stampings and/or notifications of the Security Documents or the Liens created thereunder necessary for the validity and enforceability thereof.

“Permitted Acquisitions” shall mean any Acquisition so long as both immediately before and after consummating such Acquisition no Event of Default shall have occurred and be continuing.

“Permitted Contingent Obligations” means (a) Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business; (b) Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed (i) until (and including) the date falling 12 months from the Effective Date, Two Million Dollars ($2,000,000.00) (ii) from but excluding the date falling 12 months from the Effective Date until (and including) the date falling 24 months from the Effective Date, Two Million Dollars ($2,000,000.00); or (iii) from but excluding the date falling 24 months from the Effective Date, Two Million Dollars ($2,000,000.00); (c) Contingent Obligations arising under indemnity agreements with title insurers; (d) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under this Agreement; (e) Contingent Obligations arising under the Loan Documents; (f) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any interest rate or exchange rate swap contract, provided, however, that (i) such obligations are (or were) entered into by a Loan Party or an Affiliate in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and (ii) such obligations do not exceed one Million Dollars ($1,000,000.00) in the aggregate (or such other amount agreed between the Borrower and the Agent from time to time), (g) Contingent Obligations existing or arising in connection with any security deposit or letter of credit obtained for the sole purpose of securing a lease of real property, or in connection with ancillary bank services such as a corporate credit card facility, provided that the aggregate face amount of all such security deposits, letters of credit and ancillary bank services does not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000) and (h) other Contingent Obligations not otherwise permitted above, not to exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding.

“Permitted Indebtedness” is:

(a) the Loan Parties’ Indebtedness to the Lenders and Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;

(c) Subordinated Debt;

(d) [reserved]

(e) unsecured Indebtedness to trade creditors and in connection with credit cards incurred in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate;

(f) Indebtedness consisting of lease obligations and purchase money Indebtedness, in each case incurred by Parent or any of its Subsidiaries to finance the use, acquisition, repair, improvement or construction of fixed or capital assets of such person and to enable the purchase of diagnostics instrumentation to be placed at customer locations in the normal course of business, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed (x) Five Million Dollars ($5,000,000.00) in the aggregate in any fiscal year and (y) Ten Million Dollars ($10,000,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so used, acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such usage, acquisition, repair, improvement or construction is made);

(g) Permitted Contingent Obligations;

(h) Indebtedness subject to the Intercreditor Agreement or other subordination agreement reasonably satisfactory to Agent consisting of intercompany loans and advances made to any Loan Party or by any Loan Party to (A) any other Loan Party or (B) which constitutes a Permitted Investment;

(i) Indebtedness of any Person (that is acquired by a Loan Party after the Effective Date) and such Person becomes a Loan Party in accordance with this Agreement which is incurred before the date of such acquisition and was not incurred or increased or had its maturity date extended in contemplation of, or after, such acquisition; provided that the principal amount of such Indebtedness outstanding at any time, in the aggregate, shall not exceed Five Million Dollars ($5,000,000.00);

(j) Earn-Out Obligations in connection with Permitted Acquisitions in an amount not to exceed Five Million Dollars ($5,000,000.00) in the aggregate;

(k) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Loan Parties’ business;

(l) Indebtedness incurred or outstanding as a result of extensions, refinancings, renewal, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g), (i) and (j) above, provided that the principal amount thereof is not increased;

(m) unsecured Indebtedness incurred by the Parent (and not guaranteed by any other Loan Party or Subsidiary of Parent) owed to the Bill and Melinda Gates Foundation or any affiliate thereof or related entity, in an amount not to exceed Twenty Million Dollars ($20,000,000) (the “BMGF Debt”) and on the terms and conditions set out under the note purchase agreement, dated as of October 17, 2019 as disclosed to the Agent prior to the Effective Date (the “BMGF Agreement”);

(n) other unsecured Indebtedness not to exceed Five Million Dollars ($5,000,000.00) in the aggregate; and

(o) Indebtedness in respect of any firm purchase commitment for manufacturing equipment and raw materials entered into in the ordinary course of business and not evidenced by any promissory note or similar instrument.

“Permitted Investments” are:

(a) Investments disclosed on the Perfection Certificate and existing on the Effective Date;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties’ business;

(d) Investments consisting of Deposit Accounts in which Agent has, subject to completion of the Perfection Requirements, a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties or Investments in other Accounts as otherwise permitted pursuant to Section 6.6;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Parent or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Parent’s board of directors; not to exceed Two Million Dollars ($2,000,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, trade debt or deposits made or given to customers and suppliers who are not Affiliates (ignoring for these purposes paragraph (i) of the definition of Affiliate), in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of any Loan Party in any Subsidiary;

(i) Investments (x) by any Loan Party in another Loan Party, (y) by Subsidiaries in a Loan Party and (z) Investments in Subsidiaries which are not Loan Parties to fund no more than the immediately succeeding three (3) months of expenses for such Subsidiary, not to exceed (i) Fifty Million Dollars ($50,000,000.00) in the aggregate or (ii) to the extent revenue for the Loan Parties and their Subsidiaries exceeds $250,000,000 in any fiscal quarter, $100,000,000 in the aggregate;

(j) Investments in Permitted Acquisitions;

(k) Investments arising as a result of the conversion of intra-group loans otherwise permitted hereunder into equity securities otherwise permitted hereunder;

(l) non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Loan Parties’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; and

(m) other Investments not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of any Loan Party or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (C) exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of any Loan Party or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) is limited in territory with respect to a specific geographic country or region (i.e. Japan, Germany, northern China) outside of the United States, and (iii) such Loan Party has or is using commercially reasonable endeavours to obtain the consent and acknowledgement of the counterparty to such license for the collateral assignment of such license to the Agent for the benefit of the Lenders (where such consent and acknowledgement is required), (D) the EnviroLogix License Agreement as in effect on the Effective Date, and (E) the Xenbio License Agreement as in effect on the Effective Date.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or remain payable without penalty, or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which the Loan Parties maintain adequate reserves on Borrower’s Books as required in accordance with IFRS, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder;

(c) Liens securing Indebtedness permitted under clause (f) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of any Loan Party other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory or Equipment securing liabilities, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings and for which the Loan Parties maintain adequate reserves on Borrower’s Books as required in accordance with IFRS;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal, amendment, restatement, modification or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent or any Lender a security interest therein;

(h) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with any Loan Party’s Accounts held at such institutions solely to secure amounts payable to the relevant financial institution under their customary account documentation and provided such accounts are maintained in compliance with Section 6.6(a) hereof;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j) in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

(k) arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented;

(l) that are restrictions on transfer of securities imposed by applicable securities laws;

(m) resulting from a filing by a lessor as a precautionary filing for a true lease;

(n) deposits to secure the performance of bids, trade contracts, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature (other than for borrowed money), in each case incurred in the ordinary course of business and permitted by this Agreement;

(o) vendors’ liens to secure payment arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(p) Permitted Licenses.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Interest Rate” means:

(a) for each Term A Loan and Term B Loan, a per annum rate of interest equal to (i) from the date of issuance though and including March 31, 2021, zero percent (0%) per annum, (ii) from April 1, 2021 to and including June 30, 2021, one percent (1.0%) per annum and (iii) from and after July 1, 2021, two percent (2.0%) per annum; provided that any time after the occurrence of an IPO or Qualifying Investment, the PIK Interest Rate shall be zero; and

(b) for each Incremental Term Loan, a per annum rate of interest equal to that set out in the applicable Incremental Term Loan Notice (if any).

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Effective Date, between the Loan Parties and Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Premium Event” is, with respect to any Term Loan, any prepayment, refinancing, substitution or replacement prior to the Maturity Date, including in connection with (A) any voluntary prepayment, mandatory prepayment or other repayment or (B) acceleration of the Term Loans event (including the acceleration of claims by operation of law), commencement of an insolvency proceeding against the Borrower, foreclosure and sale of, or collection of, the Collateral, or restructure, reorganization, or compromise of the Term Loans and other Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any such insolvency proceeding, or to the extent the Term Loans are satisfied or released by foreclosure (regardless of whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means (including the occurrence of any of the foregoing as a result of an Event of Default).

“Prepayment Amount” means:

(a)	with respect to any Prepayment Event occurring pursuant to clause (a) of the definition thereof, 100% of the Net Cash Proceeds which exceeds the amount referred to therein;

(b)	with respect to any Prepayment Event occurring pursuant to clause (b) of the definition thereof, 100% of the Net Cash Proceeds;

(c)

with respect to any Prepayment Event occurring pursuant to clause (c) of the definition thereof, 50% of Excess Cash Flow which exceeds the amount referred to therein but in no event more than $10,000,000 per any fiscal quarter;

(d)	with respect to any Prepayment Event occurring pursuant to clause (d) of the definition thereof, 100% of the Net Cash Proceeds; and

(e)	with respect to any Prepayment Event occurring pursuant to clause (e) of the definition thereof, an amount equal to the amount of such Permitted IPO Distribution.

“Prepayment Event” means:

(a)

any Loan Party or any Subsidiary makes a Transfer pursuant to Section 7.1(h) or suffers an Event of Loss and the aggregate amount of the Net Cash Proceeds received by the Loan Parties or any Subsidiary in connection with such Transfer or Event of Loss and all other such Transfers and Events of Loss exceeds $500,000;

(b)

any Loan Party or any Subsidiary incurs any Indebtedness (other than (x) Permitted Indebtedness or (y) so long as the Loan Parties are in compliance with the covenants set forth in Section 7.18 at the time such Indebtedness is incurred, unsecured Indebtedness);

(c)

within five Business Days of the delivery of financial statements pursuant to Section 6.2(a)(ii) for any fiscal quarter for which the Loan Parties have Excess Cash Flow equal to or greater than $250,000;

(d)

if the Loan Parties are not in compliance with the covenants set forth in Section 7.18, any issuance by any Loan Party or any Subsidiary to any Person of its equity interests, other than (i) any issuance of its equity interests pursuant to the exercise of options or warrants, (ii) any issuance of its equity interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (iii) any issuance of options or warrants relating to its equity interests, (iv) any issuance by the Borrower of its equity interests as consideration for a Permitted Acquisition, (v) equity interests issued pursuant to an IPO, and (vi) equity interests issued to the Parent or a Loan Party, and

(e)	the making of any Permitted IPO Distribution.

Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of reinvesting the Net Cash Proceeds of any Transfer or Event of Loss under clause (a) in assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 365 days after the date of such Transfer or Event of Loss toward the replacement promptly or repair of destroyed or damaged property; provided that any replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent has been granted a first priority (subject to Permitted Liens having priority as a matter of law) security interest, and (b) after the occurrence and during the continuance of an Event of Default, all Net Cash Proceeds payable under clause (a) shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualifying Investment” means an investment in the Parent by a private equity fund of not less than $100,000,000 on terms and conditions reasonable satisfactory to the Agent.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Relevant Jurisdiction” means, in relation to a Loan Party or any Subsidiary any jurisdictions in which any such Loan Party or any such Subsidiary is subject to Taxes.

“Required Lenders” means a Lender or Lenders holding at least fifty and one tenth of one percent (50.1%) of the aggregate outstanding principal balance of the Term Loan(s) and, to the extent still a Lender hereunder, Jefferies.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of any Loan Party acting alone.

“Scottish Guarantor” means LumiraDx Technology Ltd, a limited liability company incorporated and registered in Scotland with Company Number SC367684 and having its registered office at Unit 4, Block 3, Manor Farm Business Park, Manor Loan, Stirling.

“Scottish Security Documents” means the following documents, each in form and substance reasonably satisfactory to the Agent: (a) that certain Scots-law floating charge among the Scottish Guarantor and Agent, (b) that certain Scots-law pledge of hares among LumiraDx Group Limited and Agent in respect of the entire issued share capital of the Scottish Guarantor and (c) such other documents incidental to the foregoing documents designated as such by the Borrower and the Agent.

“Second Draw Conditions” are the satisfaction of each of the following: (a) no Event of Default has occurred and is continuing; (b) no Call Event has occurred and is continuing, and (c) either (i) an IPO shall have occurred or (ii) the Loan Parties shall have received purchase orders for COVID-19 Test Strips with a value of more than or equal to $200,000,000 (or its equivalent on any other currency or currencies).

“Second Draw Period” is the period commencing on the date the Borrower satisfies the Second Draw Conditions and ending on the Maturity Date.

“Secured Parties” means the Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Security Documents” means the Cayman Security Documents, this Agreement, the English Security Documents, the Scottish Security Documents, the Pledge Agreement and any other agreement pursuant to which a Lien is granted in favor of the Agent to secure the Obligations by one or more Loan Party(ies).

“Senior Secured Net Leverage Ratio” means, when determined, the ratio of (a) Indebtedness of the Loan Parties and their Subsidiaries under this Agreement less cash and Cash Equivalents held by the Loan Parties to the extent held in a Controlled Account to the extent required by Section 3.5(b) to (b) Consolidated EBITDA. Consolidated EBITDA for purposes of calculating the Senior Secured Net Leverage Ratio shall be Consolidated EBITDA (i) for the fiscal quarter ending March 31, 2021, for the immediately preceding fiscal quarter of the Parent for which financial statements have been delivered or are required to have been delivered to the Agent, multiplied by 4, (ii) for the fiscal quarter ending June 30, 2021, for the immediately preceding two fiscal quarters of the Parent for which financial statements have been delivered or are required to have been delivered to the Agent, multiplied by 2, (iii) for the fiscal quarter ending September 30, 2021, for the immediately preceding three fiscal quarters of the Parent for which financial statements have been delivered or are required to have been delivered to the Agent, multiplied by 1.33 and (iv) for the fiscal quarter ending December 31, 2021 and each fiscal quarter thereafter, for the immediately preceding four fiscal quarter period as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered or are required to be delivered to the Agent.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities which excess could require such Person to initiate Insolvency Proceedings, (b) after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, such Person is not left with unreasonably small capital in relation to its business as presently conducted, and (c) such Person is able to pay its debts (including trade debts) as they become due. For the avoidance of doubt, any Person incorporated in England and Wales shall not be “Solvent” and shall be deemed Insolvent for the purposes of this Agreement and the Loan Documents where: (A) such Person stops or suspends or threatens in writing to stop or suspend payment of its debts as they fall due; or (B) such Person has, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors (excluding any Lender) with a view to rescheduling any of its debt; or (C) a moratorium has been declared in respect of any debt of that Person.

“Subordinated Debt” is Indebtedness under or in respect of (i) the 2019 Notes and 2020 Notes or other indebtedness incurred on commercially reasonable terms (provided that such terms shall not be commercially reasonable if they require interest which is higher than 10.00 percent per annum to be paid in cash prior to the 91st day after the Maturity Date or provide for the principal or other fees (other than ordinary course and reasonable legal expenses, customary original issue discount, placement fees of up to 6.00 percent of the principal amount to be incurred and other upfront fees provided the total amount of fees together with any placement fees shall not exceed 7.50 percent of the principal amount incurred) in respect thereof to be paid (other than, for the avoidance of doubt, by way of conversion into equity which does not require any cash payments save in respect of accrued interest) prior to 91st day after the Maturity Date, in each case unless otherwise agreed by the Agent acting in its reasonable discretion or as otherwise permitted under Section 7.14) by any Loan Party or any of its Subsidiaries subordinated to all the Obligations of such Loan Party and/or its Subsidiaries to the Lenders (pursuant to the Intercreditor Agreement as Junior Liabilities or Subordinated Liabilities (as each term is defined therein) or pursuant to such other similar subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Required Lenders, in each case acting reasonably, entered into between Agent, any Loan Party, and/or any of its Subsidiaries, and the other creditor) provided that all such Indebtedness set forth in this clause (i) shall not exceed Two Hundred Twenty Five Million Dollars ($225,000,000.00) in the aggregate outstanding at any time and (ii) any Subordinated Equity Holder Debt not to exceed Fifty Million Dollars ($50,000,000.00) in the aggregate outstanding at any time.

“Subordinated Equity Holder Debt” means any indebtedness on commercially reasonable terms (provided that such terms shall not be commercially reasonable if they require interest, fees (other than ordinary course and reasonable legal expenses) and principal to be paid in cash prior to the Maturity Date unless otherwise agreed by the Agent acting reasonably or solely as permitted under Section 7.14) owing to the equity holders or any affiliate or related fund of an equity holder of any Loan Party or any of its Subsidiaries which is subordinated to the Obligations pursuant to the Intercreditor Agreement Subordinated Liabilities (as each term is defined therein) or pursuant to such other similar intercreditor or subordination agreement satisfactory to Agent in its reasonable discretion.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Loan Party and each of its Subsidiaries connected with and symbolized by such trademarks.

“Treasury Rate” means, at any determination date, the yield to maturity as of such date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Maturity Date; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities.

“UK Guarantors” means each English Guarantor and each Scottish Guarantor.

“UK Pensions Regulator” means the body corporate known as the Pensions Regulator and established by Part 1 of the U.K. Pensions Act 2004.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm which opinion shall not include any qualification which relates (i) to the limited scope of examination of matters relevant to such financial statements, or (ii) which relates to the treatment or classification of any item in such financial statements and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause a Default.

“U.S. Loan Party” means LumiraDx Inc., ACS Acquisition LLC and LumiraDx Healthcare LLC.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Securities” means, with respect to any Person, equity interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warrants” are those certain Warrants to purchase stock, issued by Parent in favor of Jefferies or Jefferies’ Affiliates, in the form attached as Exhibit G.

“Xenbio License Agreement” means the research and development, manufacturing and technology licensing agreement (and any related agreements) among Parent, LumiraDx UK Ltd and Xen BiofluiDx Inc., dated February 3, 2017.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loans.

(a) Availability.

(i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Sixty-Five Million Dollars ($65,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re-borrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate principal amount of up to Thirty Five Million Dollars ($35,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re-borrowed.

(iii) Subject to the terms and conditions of this Agreement, the Incremental Term Loan Lenders agree, severally and not jointly, during any availability period set out in the applicable Incremental Term Loan Notice (as defined below) to make incremental term loans (“Incremental Term Loans”, and each Term A Loan, Term B Loan and any Incremental Term Loan is hereinafter referred to singly as a “Term Loan” and collectively as “Term Loans”) to Borrower in an aggregate principal amount set out in the applicable Incremental Term Loan Notice. After repayment, no Incremental Term Loan may be re-borrowed.

(b) Repayment and Prepayment. Term Loans may only (and shall) be repaid or prepaid by in accordance with this Agreement (or where applicable the applicable Incremental Term Loan Notice), including Section 2.3.

(c) Permitted Prepayment of Term Loans. The outstanding principal amount of each Term Loan may be prepaid in accordance with the terms of this Agreement (or where applicable the applicable Incremental Term Loan Notice). If the Borrower prepays the entire outstanding principal amounts of all Term Loans made by any one Lender, it shall also at the same time prepay the entire outstanding principal amount of all Term Loans made by each other Lender. If the Borrower makes prepayments of any Term Loans to any Lender which are, in aggregate, less than the outstanding principal amount of all Term Loans made by such Lender, it shall (i) not prepay amounts to such Lender unless, at the same time, it also makes prepayments to each other Lender, with the total amounts prepaid to each Lender being in proportion to each such Lender’s Pro Rata Share, and (ii) except as otherwise expressly set forth herein, make total prepayments of Term Loans referred to in (i) in an amount equal to Five Million Dollars ($5,000,000) in aggregate or any whole multiple of One Million Dollars ($1,000,000) in excess thereof. Prepayments to any Lender of the principal amount of such Lender’s Term Loans shall be applied to that Lender’s Term Loans in the inverse order of maturity.

2.3 Interest and Payments.

(a) Interest Rate. Subject to paragraph (b) and save as otherwise set out in any applicable Incremental Term Loan Notice, the principal amount of outstanding Term Loans shall accrue interest at a fixed per annum rate equal to the Applicable Rate, which interest shall be payable quarterly in arrears in accordance with paragraphs (e) and (f) below; provided that, the portion of interest accruing at the PIK Interest Rate (if any) shall instead be payable in-kind in an amount equal to such PIK Interest Rate on a quarterly basis on each Payment Date (such amount payable in-kind, the “PIK Amount”), which PIK Amount shall be added to the outstanding principal amount of Term Loans. The portion of interest accruing at the Cash Interest Rate shall be payable quarterly in arrears in cash in accordance with paragraphs (e) and (f) below. Interest shall accrue on the Term Loans commencing on, and including, the date such Term Loan is made, and shall accrue on the principal amount of outstanding Term Loans through and including the day on which the principal amount of the Term Loan (including, for the avoidance of doubt, any relevant PIK Amount) is paid in full.

(b) Default Rate. Subject to paragraph (f) below, immediately upon the occurrence and during the continuance of an Event of Default or a Call Event, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus two percentage points (2.00%) (the “Default Rate”) from the date of such Event of Default or Call Event to the date on which such Event of Default is no longer continuing or the repayments with respect to the Call Event have been paid in full in accordance with Sections 2.3(f) and 2.3(g). Payment or acceptance of the increased interest rate provided in this paragraph (b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent.

(c) 360 Day Year. Subject to paragraph (f) below, interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d) [Reserved].

(e) Payments. Subject to paragraph (f) below, except as otherwise expressly provided herein, all payments by any Loan Party under any other Loan Documents shall be made to the Agent at the Agent’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable quarterly on each Payment Date. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by any Loan Party hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds to the Agent for the ratable account of the Lenders.

(f) Repayment. Borrower shall make quarterly payments of interest only to the Agent at the relevant time, as calculated by Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loans, as determined in paragraph (a) above commencing on the first (1st) Payment Date following the making of the Term Loans, and continuing on the Payment Date of each quarter thereafter through and including the Payment Date immediately preceding the Maturity Date. All unpaid principal, accrued and unpaid interest and the Exit Fee with respect to the Term Loans is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with paragraphs (g) and (h) below.

(g) Mandatory Prepayments. If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), Borrower shall immediately pay to Agent at the relevant time, an amount equal to the sum of: (i) all outstanding principal of the Term Loans, plus accrued and unpaid interest through the prepayment date, (ii) the Exit Fee, plus (iii) all other Obligations that are due and payable to the Lender, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Upon the occurrence of a Prepayment Event, Borrower shall immediately pay to the Agent for the ratable account of each applicable Lender holding Term Loans subject to such Prepayment Event, at the relevant time, and amount equal to the applicable Prepayment Amount, which shall be applied (i) first, to Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts, (ii) second, to the Exit Fee in respect of the principal of Term Loans being prepaid, (iii) third, to all accrued and unpaid interest though the prepayment date, (iv) fourth, to the outstanding principal of the Term Loans and (v) fifth, to all other Obligations. Upon the occurrence of a Regulatory Call Event or Manufacturing Call Event, the Borrower shall promptly pay the Agent for the ratable account of each applicable Lender holding Term Loans subject to such Call Event (i) an amount so that the aggregate principal amount of Term Loans outstanding after such payment does not exceed $50,000,000 and (ii) the Exit Fee in respect of the principal of Term Loans being prepaid. In addition, following the occurrence of a Regulatory Call Event or Manufacturing Call Event, Borrower shall make consecutive monthly payments to the Agent for the ratable account of each applicable Lender holding Term Loans subject to such Call Event of principal of $5,000,000 until the earlier of (x) such Call Event no longer continuing and (y) the aggregate principal amount of Term Loans outstanding is equal to or less than $25,000,000. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under this Agreement by reason of such prepayments had not previously been paid in full in connection with the prepayment of the amount outstanding under this Agreement in full, Borrower shall pay any such fees to each Lender in accordance with the terms of this Agreement.

(h) Permitted Prepayment of Term Loans. Subject to clause (i) below, Borrower shall have the option to prepay all or any part of the outstanding principal of Term Loans, provided (i) Borrower provides written notice to Agent of its election to so prepay at least five (5) Business Days prior to such prepayment, (ii) such prepayment is consistent with the provisions of Section 2.2(c) of this Agreement, and (iii) Borrower pays to Agent for the ratable account of each applicable Lender holding Term Loans subject to such prepayment on the date of such prepayment (A) the amount of the prepayment plus accrued and unpaid interest thereon through the prepayment date, (B) the Exit Fee in respect of the principal of Term Loans being prepaid, plus (C) all other Obligations that are due and payable on such prepayment date in respect of the principal of the Term Loans being prepaid, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts in respect of the principal of the Term Loans being prepaid. Prepayments to Agent of the principal amount of Term Loans shall be applied in inverse order of maturity.

(i) In addition, and without limitation of the amounts required to be paid pursuant to clauses (f), (g) and (h) above, if a Premium Event occurs prior to the issuance of the Warrants pursuant to Section 3.5(g) the Borrower shall pay to the Agent, for the ratable account of each applicable Lender holding Term A Loans and/or Term B Loans, a make-whole premium (the “Make-Whole Premium”) equal to the Make Whole Amount.

(j) The Borrower acknowledges and agrees that if payment of the Obligations are accelerated or the Term Loans and other Obligations otherwise become due (solely in the case of the Make-Whole Premium, prior to the issuance of the Warrants), in each case, in connection with a Premium Event (including, without limitation, pursuant to clause (C) of the definition thereof) or otherwise, the Exit Fee and the Make-Whole Premium (the Exit Fee and the Make-Whole Premium, each an “Applicable Repayment Premium” and collectively the “Applicable Repayment Premiums”) will also be due and payable to the applicable Lenders as though the Term Loans were redeemed and shall constitute part of the Obligations owing to the applicable Lenders, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each applicable Lender’s lost profits as a result thereof. Any Applicable Repayment Premium payable above shall be presumed to be the liquidated damages sustained by each applicable Lender as the result of the early redemption and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE REPAYMENT PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION OR OTHERWISE. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) each Applicable Repayment Premiums is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) each Applicable Repayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Repayment Premiums; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Applicable Repayment Premiums to applicable Lenders as herein described is a material inducement to such Lenders to make the Term Loans.

2.4 Fees. The Loan Parties shall pay to Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a) Facility Fee. A fully-earned, non-refundable facility fee (the “Facility Fee”) of (i) 2.5% of the Term A Loan Commitments set forth on Schedule 1.1, which shall be due on the Effective Date when the Term A Loan is made and deducted from the proceeds thereof, (ii) 2.5% of the Term B Loan Commitments set forth on Schedule 1.1, which shall be due on the date the Term B Loan is made and deducted from the proceeds thereof and (iii) to the Incremental Term Loan Lenders in any amount and at the time set out in any applicable Incremental Term Loan Notice.

(b) Applicable Repayment Premiums. The Applicable Repayment Premiums, when due hereunder, to be shared among the applicable Lenders holdings Term Loans subject to the Applicable Repayment Premiums in accordance with their respective Pro Rata Shares.

(c) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due. Agent and the Lenders agree that the Lenders’ Expenses incurred on and prior to the Effective Date is no greater than $500,000.

2.5 Withholding; Register.

(a) Each Loan Party, Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.

(b) The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall at all times keep an accurate register (“Register”) showing (a) the names and addresses of the Lenders and (b) the amount of each class of Term Loans made by every Lender

(c) The Agent will enter in the Register the making and all assignments and changes of ownership of the Term Loans. The Register may be closed at such times and for such periods as the Agent may from time to time determine provided that it shall not be closed for more than 30 days in any year. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

2.6 Incremental Term Loans.

(a) The Borrower may by written notice substantially in the form set out in Exhibit H from the Borrower to the Agent (each, an “Incremental Term Loan Notice”) elect to request an increase to the term loan commitments (each, an “Incremental Term Loan Commitment”); provided, the aggregate amount of all Incremental Term Loans shall not exceed the sum of (x) one hundred fifty million dollars ($150,000,000) and (y) the amount of any voluntary prepayments of Term A Loans and Term B Loans to the extent such voluntary prepayment reduces the aggregate outstanding principal amount of Term A Loans and Term B Loans and does not otherwise reduce any amounts that would otherwise be payable prior to maturity pursuant to any other provision of this Agreement (the “Incremental Facility Amount”). The proceeds of any Incremental Term Loan may be used by the Loan Parties for working capital and other general corporate purposes.

(b) Each Incremental Term Loan Notice shall specify (i) the amount of the Incremental Term Loan Commitment being requested (which shall be in a minimum amount of five million dollars ($5,000,000) or, if less, an amount equal to the remaining Incremental Facility Amount), (ii) the date (each, an “Incremental Facility Effective Date”) on which the Borrower proposes that an Incremental Term Loan Commitment be effective, which shall be a date (w) except for Incremental Term Loans provided by Petrichor Opportunities Fund I LP in an aggregate amount not to exceed $15,000,000, after the Term B Loans have been funded, (x) not later than 12 months after the Effective Date and (y) not less than five Business Days after the date on which such notice is delivered to the Agent, and (iii) the identity of each Lender or Eligible Assignee (each, an “Incremental Term Loan Lender”) to whom the Borrower proposes any portion of such Incremental Term Loan Commitment be allocated and the amounts of such allocations; provided, each existing Lender, if any, from which the Borrower may request such Incremental Term Loan may elect or decline, in its sole discretion, to provide such Incremental Term Loan. Incremental Term Loans may not be provided by any Person other than a Lender or a Person that would constitute an Eligible Assignee.

(c) Each Incremental Term Loan Commitment shall become effective as of the applicable Incremental Facility Effective Date; provided: (i) both before and immediately after giving effect to such Incremental Term Loan, as of such Incremental Facility Effective Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of that Incremental Facility Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date; (ii) no Event of Default shall exist on such Incremental Facility Effective Date before or immediately after giving effect to such Incremental Term Loan.

(d) On or following any Incremental Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender shall become a party to this Agreement as an Incremental Term Loan Lender and Lender and shall make a loan(in accordance with any availability period set out in the applicable Incremental Term Loan Notice) to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment, (ii) each Incremental Term Loan Lender shall become a Lender hereunder with respect to the Incremental Term Loan Commitment and the Incremental Term Loans made pursuant thereto, and (iii) the applicable Incremental Term Loan Commitments shall become effective when the Agent countersigns the Incremental Term Loan Notice (which the Agent shall do promptly following receipt thereof).

(e) The Agent shall notify the Lenders, promptly upon receipt of the Borrower ’s notice of an Incremental Facility Effective Date, of the Incremental Term Loan Commitments and the Incremental Term Loan Lenders.

(f) Except as set forth in clause (g) below, the terms of Incremental Term Loans shall be identical to the Term A Loans and Term B Loans (including the interest rate, margin, original issue discount, upfront fees, exit fees and call protection payable upon repayments or maturity, arrangement fees, structuring or other fees payable in connection therewith, regardless of whether such amounts are payable, directly or indirectly, to such Incremental Term Loan Lender, an Affiliate of such Incremental Term Loan Lender or otherwise) and pursuant to the same documentation applicable to the Term A Loans and Term B Loans. Warrants, equity and similar consideration (collectively, “Equity Consideration”) may be given in connection with Incremental Term Loans under this clause (f) solely to the extent (x) the number of shares of common stock represented by such Equity Consideration, together with any Equity Consideration issued under clause (g) below, do not exceed 0.50% of the fully diluted equity capitalization of the Parent in the aggregate and (y) they are on identical terms as the Warrants issued or to be issued pursuant to Section 3.5(g) or more favorable terms to the issuer thereof (including, without limitation, pricing, amount, strike price and anti-dilution protections); provided that such warrants may have a different strike price so long as that strike price proportionately corresponds to a fully-diluted valuation of not less than $3.6 billion.

(g) If the Borrower would be in compliance with the financial covenant set forth in Section 7.18(b) (whether or not then in effect and determined on a pro forma basis and assuming that all Incremental Term Loan Commitments have been funded), then the terms and documentation need not be consistent with the then existing Term A Loans and Term B Loans; provided, (i) to the extent that any such terms and conditions are more restrictive on the Parent and its Subsidiaries in any way (including, any financial covenant, fulfillment covenant, or otherwise) such terms and conditions shall also be added for the benefit of the Term A Loans and Term B Loans, (ii) that amortization shall be identical to the Term A Loans and Term B Loans and mandatory prepayments of Incremental Term Loans shall be identical to, or more favorable to the Borrower than, the Term A Loans and Term B Loans, (iii) that the pricing, interest rate margins, discounts, premiums, rate floors, fees, and applicable to any Incremental Term Loans shall be determined by the Borrower and the Incremental Term Loan Lenders; provided that if the All-In Yield applicable to any Incremental Term Loan exceeds the corresponding All-In Yield applicable to the Term A Loans and Term B Loans then the Cash Interest Rate with respect to Term A Loans and Term B Loans shall automatically be increased by the amount of such excess, effective upon the making of such Incremental Term Loans, (iv) neither Parent or any subsidiary of Parent shall be an obligor (other than the Borrower and Guarantors), (v) Incremental Term Loans shall not be secured by a lien on any assets other than the Collateral, (vi) the maturity date of Incremental Term Loans shall be no earlier than the Maturity Date and (vii) Equity Consideration may be given in connection with Incremental Term Loans under this clause (g) solely to the extent (x) the number of shares of common stock represented by such Equity Consideration, together with any Equity Consideration issued under clause (f) above, do not exceed 0.50% of the fully diluted equity capitalization of the Parent in the aggregate and (y) they are on identical terms as the Warrants issued or to be issued pursuant to Section 3.5(f) or more favorable terms to the issuer thereof (including, without limitation, pricing, amount, strike price and anti-dilution protections); provided that such warrants may have a different strike price so long as that strike price proportionately corresponds to a fully-diluted valuation of not less than $3.6 billion. Incremental Term Loans shall share ratably in any prepayment of the Term A Loans and Term B Loans.

(h) Each of the parties hereto hereby agrees that upon each applicable Incremental Facility Effective Date, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the applicable Incremental Term Loan Commitment and the Incremental Term Loans to be made pursuant thereto.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Term Loan. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Agent and each Lender (acting reasonably) such documents, and completion of such other matters, as the Agent and each Lender deem necessary, including without limitation the following:

(a) copies of this Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Intercreditor Agreement, the Cayman Security Documents, the English Security Documents and the Scottish Security Documents, each duly executed by each Loan Party expressed to be a party thereto, as applicable;

(b) a completed Perfection Certificate;

(c) the Operating Documents and good standing certificates (to the extent such concept exists in the relevant jurisdiction and excluding Borrower, any English Guarantor and the Scottish Guarantor) of each Loan Party certified (where applicable) by the relevant governmental authority of such Loan Party’s jurisdiction of formation, as applicable, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) a certificate of each Loan Party in substantially the form of Exhibit F-1, F-2, and F-3, as applicable, hereto executed by the Secretary, authorized signatory or director of each Loan Party with appropriate insertions and attachments, including with respect to (i) the certified Operating Documents of each Loan Party and (ii) the resolutions adopted by each Loan Party’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;

(e) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(f) a duly executed legal opinion of counsel to the Loan Parties dated as of the Effective Date in form and substance reasonably satisfactory to Agent;

(g) evidence satisfactory to Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect together with Accord certificates in respect of the insurance policies of the U.S. Loan Parties;

(h) confirmation that the Facility Fee and Lenders’ Expenses then due as specified in Section 2.4 hereof may be deducted from the proceeds of the Term A Loan;

(i) resolutions adopted by Borrower, Parent and each UK Guarantor’s board of directors for the purpose of approving the transaction contemplated by the Loan Documents;

(j) resolutions adopted by the shareholders of Borrower and each UK Guarantor for the purpose of approving the transaction contemplated by the Loan Documents and a written resolution of the preferred shareholders of the Parent approving the transaction contemplated by the Loan Documents;

(k) a copy of the “PSC Register” (within the meaning of section 790C(10) of the Companies Act 2006) of Borrower and each other English Guarantor, together with confirmation from a director of Borrower and each other English Guarantor (i) that no “warning notice” or “restriction notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of the shares of Borrower or any other English Guarantor, as applicable, pledged as Collateral and no circumstances exist at the time of such confirmation which allow such notice to be issued; or (ii) that Borrower or any other English Guarantor is not required to comply with Part 21A of the Companies Act 2006;

(l) an English law legal opinion of English law counsel to the Agent in respect of English law, addressed to the Agent and dated as of the same date as the English Security Documents, in form and substance reasonably satisfactory to the Agent;

(m) a Scottish legal opinion of Scots law counsel to the Agent in respect of Scots law, addressed to the Agent and dated as of the same date as the Scottish Security Documents, in form and substance reasonably satisfactory to the Agent;

(n) a Cayman legal opinion of Cayman law counsel to the Agent in respect of Cayman law, addressed to the Agent and dated as of the same date as the Cayman Security Documents, in form and substance reasonably satisfactory to the Agent;

(o) the Loan Parties shall have received Emergency Use Authorization from the Food and Drug Administration for the for the LumiraDx SARS-CoV-2 antigen test for use on the LumiraDx Instrument (the “FDA EUA Approval”) and such FDA EUA Approval has not been revoked;

(p) substantially simultaneously with the making of the Term A Loan all Indebtedness under the Existing Credit Agreement shall have been repaid, and all security interests and guarantees in connection therewith shall have been terminated and released (the “Effective Date Refinancing”); and

(q) the Agent shall have received not less than three (3) Business Days prior to the Effective Date all documentation and other information about the Loan Parties as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and a certification regarding beneficial ownership required by 31 C.F.R. § 1010.230.

3.2 Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the Term A Loan, is subject to the following conditions precedent:

(a) receipt by Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;

(b) there has not been any Material Adverse Change;

(c) the representations and warranties in Section 5 (save for those set out in Section 5.10 and 5.13) hereof shall be true, accurate and complete in all material respects on the Effective Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d) with respect to the Term B Loans, the Second Draw Conditions shall have been satisfied with respect to such Term B Loans and the Agent shall have received confirmation that the Facility Fee then due as specified in Section 2.4 hereof may be deducted from the proceeds of the Term B Loan;

(e) with respect to the Incremental Term Loans, such conditions as agreed among the Borrower, the Agent and the applicable Incremental Term Loan Lender shall have been satisfied with respect to such Incremental Term Loans;

(f) no Event of Default or an event that with the passage of time could result in an Event of Default (a “Default”), shall exist; and

(g) confirmation that the Lenders’ Expenses then due as specified in Section 2.4 hereof may be deducted from the proceeds of the relevant Term Loan.

3.3 Covenant to Deliver. Each Loan Party agrees to deliver to Agent and the Lenders each item required to be delivered to Agent under this Agreement as a condition precedent to any Term Loan. Each Loan Party expressly agrees that a Term Loan made prior to the receipt by Agent or any Lender of any such item shall not constitute a waiver by Agent or any Lender of any Loan Party’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Agent may rely on any telephone notice given by a person whom Agent reasonably believes is a Responsible Officer or designee.

3.5 Post-Closing and Funding Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date or the applicable Effective Date, the Loan Parties shall, and shall cause each applicable Subsidiary to:

(a) Within 21 days of the Effective Date (or such later date as agreed by the Agent in its sole discretion), ensure the English Security Documents and Scottish Security Documents (under which any English Guarantor grants a Lien) are registered with Companies House in the United Kingdom in order to constitute valid and effective security.

(b) Within 90 days of the Effective Date (or such later date as agreed by the Agent in its sole discretion) deliver to the Agent duly executed Control Agreements with respect to any Collateral Accounts (save for Excluded Accounts) maintained by each U.S. Loan Party.

(c) Within 90 days of the Effective Date (or such later date as agreed by the Agent in its sole discretion) deliver to the Agent evidence reasonably satisfactory to the Agent that the insurance documents required by Section 6.5 hereof have been obtained.

(d) Within 30 days after the Effective Date, deliver and issue all Warrants.

(e) [Reserved].

(f) Take commercially reasonable efforts to deliver to the Agent landlord waivers, in form and substance reasonably satisfactory to the Agent, with respect to the Loan Parties’ leased locations in the United States where Collateral at any such location is valued (based on book value) in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Loan Party (other than any Excluded Loan Party) hereby grants Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority (subject to Permitted Liens having priority as a matter of law) security interest in, and pledges to Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If any Loan Party (other than any Excluded Loan Party) shall acquire any commercial tort claim (as defined in the Code) in an amount greater than One Million Dollars ($1,000,000.00), such Loan Party shall grant to Agent, for the ratable benefit of the Secured Parties, a first priority (subject to Permitted Liens having priority as a matter of law) security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Agent shall, at the sole cost and expense of the Loan Parties, release its Liens in the Collateral and all rights therein shall revert to the relevant Loan Party.

4.2 Authorization to File Financing Statements. Each Loan Party (other than any Excluded Loan Party) hereby authorizes Agent to file financing statements or take any other action required to perfect Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to such Loan Party, with all appropriate jurisdictions to perfect or protect Agent’s interest or rights under the Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Agent and the Lenders as follows:

5.1 Due Organization, Formation or Incorporation, Authorization: Power and Authority. Each Loan Party and its Subsidiaries (other than any Immaterial Subsidiary) is duly existing and in good standing in its respective jurisdiction of organization, formation or incorporation and such Loan Party and each of its Subsidiaries (other than any Immaterial Subsidiary) is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, the Parent has delivered to Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (the “Perfection Certificate”). Each Loan Party represents and warrants that all the information set forth on the Perfection Certificate pertaining to such Loan Party and each of its Subsidiaries is accurate and complete in all material respects as at the date provided.

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of such Loan Party’s organizational documents, including its respective Operating Documents in any material respect, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party, or any of their property or assets may be bound or affected, or (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), except where the failure to do so could not reasonably be expected to have a Material Adverse Change. No Loan Party nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Each Loan Party has good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens and any minor defects in title that do not materially interfere with its ability to conduct its business or to use such item of Collateral, and no Loan Party has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificate delivered to Agent in connection herewith in respect of which such Loan Party has given Agent notice and taken such actions as are necessary to give Agent a security interest therein.

(b) Subject to the Legal Reservations and following completion of the Perfection Requirements, the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that, under applicable law, have priority over Agent’s Lien.

(c) On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of One Million Dollars ($1,000,000.00).

(d) All Inventory which constitutes LumiraDx Products and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) Each Loan Party is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and any minor defects in title that do not materially interfere with its ability to conduct its business or to use such item of Collateral. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), no Loan Party nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

(f) No Loan Party or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Loan Party or used in any Loan Party products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License, in a manner which would be materially detrimental to the value of the Intellectual Property owned by the Loan Parties taken as a whole.

5.3 Litigation. Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against any Loan Party or any of its Subsidiaries (i) involving, in respect of any individual action, suit, investigation, or proceeding, more than One Million Dollars ($1,000,000.00) or (ii) if adversely determined would reasonably be expected to have a Material Adverse Change.

5.4 No Material Adverse Change; Financial Statements. All consolidated financial statements for the Loan Parties and its consolidated Subsidiaries, delivered to Agent fairly present, in conformity with IFRS, and in all material respects the consolidated financial condition of the Loan Parties and its consolidated Subsidiaries, and the consolidated results of operations of the Loan Parties and its consolidated Subsidiaries as at the date in respect of which they were prepared. Since December 31, 2019 or, if later, the date of the most recent audited consolidated financial statements of the Parent delivered pursuant to section 6.2(a)(iii), there has not been a Material Adverse Change.

5.5 Solvency. Each Loan Party is Solvent. Each Loan Party and each of its Subsidiaries, when taken as a whole, is Solvent.

5.6 Regulatory Compliance. No Loan Party is an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Loan Party and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. No Loan Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Loan Party nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. No Loan Party’s nor any of its Subsidiaries’ properties or assets has been used by such Loan Party or such Subsidiary or, to such Loan Party’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Each Loan Party and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

No Loan Party, any of its Subsidiaries, or any of the Loan Parties’ or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party, any of its Subsidiaries, or to the Knowledge of any Loan Party and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Investments. No Loan Party nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Each Loan Party and each of its Subsidiaries has timely filed all required tax returns and reports, and each Loan Party and each of its Subsidiaries has timely paid all material (i.e., in an amount greater than One Million Dollars ($1,000,000.00)) foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by such Loan Party and such Subsidiaries, in all Relevant Jurisdictions, including the United States, unless such Taxes are being contested in accordance with the next sentence. Each Loan Party and each of its Subsidiaries may defer payment of any contested Taxes, provided that either such Taxes are immaterial (i.e., in an amount less than One Million Dollars ($1,000,000.00)) or such Loan Party or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; and (b) adequate reserves or other appropriate provisions are maintained on the books of such Loan Party or Subsidiary, as applicable, in accordance with IFRS and which do not involve any risk of the sale, forfeiture or loss of any material portion of the Collateral. No Loan Party or any of its Subsidiaries is aware of any material (i.e., in an amount greater than One Million Dollars ($1,000,000.00)) claims or adjustments proposed for any of such Loan Party’s or such Subsidiaries’ prior Tax years which could result in additional material (i.e., in an amount greater than One Million Dollars ($1,000,000.00)) Taxes becoming due and payable by any Loan Party or its Subsidiaries. Each Loan Party and each of its Subsidiaries have paid all material (i.e., in an amount greater than One Million Dollars ($1,000,000.00)) contributions required to be paid by them under all present pension plans subject to Title IV of ERISA, profit sharing and deferred compensation plans sponsored by a Loan Party or its Subsidiary or to which a Loan Party or its Subsidiary has or may reasonably be expected to have any liability (contingent or otherwise) in accordance with their terms, no non-exempt prohibited transaction (within the meaning of section 406 of ERISA or section 4795 of the Internal Revenue Code) has occurred with respect to any such plan subject to Title IV of ERISA that is sponsored or maintained by a Loan Party or its Subsidiary, and no Loan Party nor any of its Subsidiaries have withdrawn from participation in, and have permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan subject to Title IV of ERISA which could reasonably be expected to result in any material (i.e., in an amount greater than One Million Dollars ($1,000,000.00)) actual liability of such Loan Party or its Subsidiaries, including any such actual liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority. Each Loan Party and each of its Subsidiaries is resident for Tax purposes only in its jurisdiction of incorporation (save for Parent which is tax resident in the UK) and it does not have a branch, agency or permanent establishment in any jurisdiction outside of its jurisdiction of incorporation. Under the law of its Relevant Jurisdiction, it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Taxes or fees be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents. Each Loan Party confirms that neither it nor any of its Subsidiaries is required to make any deduction for or on account of Taxes from any payment it may make under this Agreement or any other Loan Document to a Lender which is: (a) a Qualifying Lender: (A) falling within paragraph (a)(i) of the definition of “Qualifying Lender”, (B) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned and provided the relevant Tax Confirmation has been given by the relevant Lender, falling within paragraph (a)(ii) of the definition of “Qualifying Lender”, or (C) falling within paragraph (b) of the definition of “Qualifying Lender”; or (b) a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

5.9 Use of Proceeds. The Loan Parties shall use the proceeds of the Term Loans to consummate the Effective Date Refinancing, for general corporate purposes, to fund research and development activities, set up and expansion of manufacturing operations, set up and expansion of commercial operations, including but not limited to acquisitions, license transactions, launch new POC platform products, continue the development and launch of current products and services (including care solutions), for other working capital purposes, for capital expenditures, including expansion of facilities and acquisition of or investment in, products, technologies or companies, refinancing purposes and for payment of fees and expenses associated with this Agreement and the other Loan Documents, in each case, solely to the extent permitted hereunder, and not for personal, family, household or agricultural purposes.

5.10 Centre of Main Interests and Establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”):

(a) Borrower and each other English Guarantor’s center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the United Kingdom and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction; and

(b) each Scottish Guarantor’s center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the United Kingdom and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

5.11 Pensions. (a) Neither Borrower nor any UK Guarantor has at any time been, an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993); and (b) neither Borrower nor any UK Guarantor has at any time been, “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the UK Pensions Act 2004) such an employer.

5.12 Full Disclosure. No written representation, warranty or other statement of any Loan Party or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results). All information regarding the Parent and its Subsidiaries in the Form-1 Registration Statement submitted to the SEC on August 3, 2020 is true, accurate and not misleading in all material respects.

5.13 Holding Company. Parent was formed on August 24, 2016 and is a holding company with no operations, no assets and no liabilities other than those permitted by Section 7.17.

6.	AFFIRMATIVE COVENANTS

Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Other than specifically permitted hereunder, maintain its legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which any Loan Party or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by any Loan Party and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant, subject to the Legal Reservations of a security interest to Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to each Lender:

(i) as soon as available, but no later than thirty (30) days after the last day of each month, a cash balance summary and revenue summary of Parent and its consolidated Subsidiaries for such month and, at any time there are Immaterial Subsidiaries, a stand-alone cash balance and revenue summary for any such Immaterial Subsidiary for such month, in each case, certified by a Responsible Officer and in a form reasonably acceptable to the Agent;

(ii) as soon as available, but no later than forty-five (45) days after the last day of each of Parent’s fiscal quarters, a company prepared consolidated and, if prepared by the Loan Parties or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Agent;

(iii) as soon as available, but no later than one hundred twenty (120) days after the last day of Parent’s fiscal year or within seven (7) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Parent and its consolidated Subsidiaries for such fiscal year, prepared under IFRS, consistently applied except explanatory footnotes, together with an Unqualified Opinion on the financial statements;

(iv) as soon as available after approval thereof by each Loan Party’s board of directors, but no later than the earlier of (x) ten (10) days’ after such approval and (y) February 28 of such year, each Loan Party’s annual financial projections for the entire current fiscal year as approved by such Loan Party’s board of directors; provided that, any revisions to such projections approved by such Loan Party’s board of directors shall be delivered to Agent and the Lenders no later than seven (7) days after such approval;

(v) within five (5) days of delivery, copies of all reports, financial statements and non-ministerial notices made available to any Loan Party’s security holders or holders of Subordinated Debt (other than materials provided to members of any Loan Party’s board of directors solely in their capacities as security holder or holders of Subordinated Debt);

(vi) as soon as available, but no later than thirty (30) days after the last day of each month, (i) copies of any material consent, authorization, approval, clearance, exemption, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of any regulatory body (including, without limitation, the FDA) obtained by any Loan Party or any of its Subsidiaries and (ii) copies of all purchase orders with a purchase price in excess of $10,000,000;

(vii) prompt notice of any material amendments of or other material changes to the respective Operating Documents of any Loan Party or any of its Subsidiaries;

(viii) as soon as available, but no later than thirty (30) days after the last day of each month, written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(ix) prompt delivery of (and in any event within five (5) Business Days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to any Loan Party’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(x) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(xi) written notice delivered no more than ten (10) Business Days’ after any Loan Party’s creation of a New Subsidiary;

(xii) written notice delivered at least fifteen (15) days’ prior to any Loan Party’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000.00) in assets or property of any Loan Party or any of its Subsidiaries), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xiii) upon any Loan Party becoming aware of the existence of any Event of Default or Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or Default, and such Loan Party’s proposal regarding how to cure such Event of Default or Default;

(xiv) prompt notice if any Loan Party or its Subsidiary has Knowledge that any Loan Party, or any Subsidiary or Affiliate of any Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xv) within fifteen (15) Business Days of becoming aware thereof, notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by any Loan Party, in each case in an amount greater than Five Hundred Thousand Dollars ($500,000.00) and of the general details thereof;

(xvi) if any Loan Party or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xvii) prompt (and in any event, within three (3) Business Days) notice of the execution any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement which has had or could reasonably be expected to have a Material Adverse Change;

(xviii) promptly after (and in any event, within five (5) Business Days) the receipt or delivery thereof, notice of any notice of termination or default or similar notice in connection with any Material Agreement and notice of the execution of any new Material Agreement;

(xix) within thirty (30) days after the execution or occurrence thereof, notice of the execution of any new material amendment, consent, waiver or other modification to or termination of any Material Agreement not previously disclosed;

(xx) promptly (and in any event, within two (2) Business Days) notify Agent and each Lender of the occurrence of any default or event of default under any document or other agreement to which a Loan Party or any of its Subsidiaries is a party evidencing Indebtedness in excess of One Million Dollars ($1,000,000.00);

(xxi) for any Acquisition the purchase price of which is equal to or greater than $50,000,000, deliver to the Agent not more than twenty five (25) days prior to the date of such Acquisition (in each case to the extent available), notice of such Acquisition together with copies of all material documents relating to such Acquisition, and historical financial statements for such acquired entity, division or line of business; and

(xxii) other information regarding the financial condition, assets or operations of the Loan Parties as reasonably requested by Agent or any Lender.

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(ii) above, deliver to each Lender:

(i) a duly completed Compliance Certificate signed by a Responsible Officer;

(ii) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement;

(iii) written notice of any litigation or governmental proceedings pending or threatened (in writing) against any Loan Party or any of its Subsidiaries, which individually could reasonably be expected to result in damages or costs to any Loan Party or any of its Subsidiaries of One Million Dollars ($1,000,000.00); and

(iv) written notice of all returns, recoveries, disputes and claims regarding Inventory which constitutes LumiraDx Products that involve more than One Million Dollars ($1,000,000.00) individually or Five Million Dollars ($5,000,000.00) in the aggregate in any calendar year.

(c) Keep proper, complete and true books of record and account in accordance with IFRS in all material respects. Each Loan Party shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of such Loan Party, Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once during any fiscal year period, unless (and more frequently if) an Event of Default has occurred and is continuing. Each Loan Party shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of such Loan Party, Agent or any Lender, discuss the financial and operational performance and future prospects of the Loan Parties and their Subsidiaries with their officers, directors and independent accountants.

Documents required to be delivered pursuant to clauses (ii), (iii) and (v) of Section 6.2(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) Parent or the Borrower post such documents, or provides a link thereto on the Borrower’s websites on the Internet; (ii) such documents are posted on Parent’s or the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Agent have access (whether a commercial, third party website or whether sponsored by the Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrower shall, at the request of the Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Agent and maintaining its copies of such documents.

The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.

The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Agent and its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent or any Lender by means of electronic communications pursuant to this paragraph, including through the Platform.

The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

Notwithstanding the terms of this Section 6 and for so long as the Parent or any other Loan Party is listed on any recognized investment or other stock exchange if the disclosure of any information that a Loan Party is required to provide to the Lenders and/or Agent would cease to be lawful or otherwise be in breach of any applicable law, regulation, investment or other stock exchange rules, such information shall only be required to be provided to the Lenders and/or Agent at such time as the disclosure thereof would not breach any applicable law, regulation, investment or other stock exchange rules.

6.3 Inventory; Returns. Keep all Inventory which constitutes LumiraDx Products in good and marketable condition, free from material defects. Returns and allowances between any Loan Party, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow in all material respects such Loan Party’s, or such Subsidiary’s, customary practices.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all material (i.e., in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000.00)) foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by any Loan Party or its Subsidiaries and deliver to the Lenders, promptly following written demand, appropriate certificates attesting to such payments and pay all material (i.e., in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000.00)) contributions required to be made by each Loan Party or any of its Subsidiaries under all present pension plans subject to Title IV of ERISA, profit sharing and deferred compensation plans sponsored by a Loan Party or its Subsidiary or to which a Loan Party or its Subsidiary has or may reasonably be expected to have any liability (contingent or otherwise) in accordance with the terms of such plans. No Loan Party nor any of their Subsidiaries shall change its jurisdiction of residence for Tax purposes without Agent’s written consent.

6.5 Insurance. Keep each Loan Party’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in each Loan Party’s and its Subsidiaries’ industry and location. Insurance policies shall be on customary market terms. Except as contemplated by Section 3.5, all property policies of each U.S. Loan Party shall have a customary lender’s loss payable endorsement showing Agent as lender loss payee and shall waive subrogation against Agent, and all liability policies of each U.S. Loan Party shall show, or have endorsements showing, Agent (for the ratable benefit of the Secured Parties), as additional insured. Except as contemplated by Section 3.5, the Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance of each U.S. Loan Party providing coverage in respect of any Collateral, and each U.S. Loan Party shall use commercially reasonable endeavours to ensure that each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Agent thirty (30) days prior written notice before any such policy or policies shall be canceled. Promptly following Agent’s request, the Loan Parties shall deliver to the Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy in respect of Equipment shall, at Agent’s option, be payable to Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. If any Loan Party or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Agent and/or any Lender may make (but has no obligation to do so), at such Loan Party’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent or such Lender deems prudent.

6.6 Operating Accounts.

(a) Except as provided in Section 3.5, ensure that each Loan Party’s Collateral Accounts are Controlled Accounts (it being acknowledged that in the case of Collateral Accounts located in the United Kingdom and Cayman Islands which are referred to in the Cayman Security Documents, English Security Documents and/or Scottish Security Documents, no further documentation is required to be delivered in order for those Collateral Accounts to be Controlled Accounts other than notices (if any) that are required to be delivered under such respective documents). The provisions of the previous sentence shall not apply to Excluded Accounts.

(b) The Loan Parties shall provide Agent five (5) Business Days’ prior written notice before any Loan Party establishes any Collateral Account. In addition, for each Collateral Account that any Loan Party, at any time maintains, such Loan Party shall ensure that each Loan Party’s Collateral Accounts are Controlled Accounts (it being acknowledged that in the case of Collateral Accounts located in the United Kingdom and Cayman Islands which are referred to in the Cayman Security Documents, English Security Documents and/or Scottish Security Documents, no further documentation is required to be delivered in order for those Collateral Accounts to be Controlled Accounts other than notices (if any) that are required to be delivered under such respective documents). The provisions of the previous sentence shall not apply to Excluded Accounts

(c) No Loan Party shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7 Protection of Intellectual Property Rights. Each Loan Party and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Agent in writing of action taken by it in respect of any infringement by a third party of its material Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Agent’s prior written consent.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Agent and the Lenders at reasonable times, locations and with reasonable notice, without expense to Agent or the Lenders, each Loan Party and each of such Loan Party’s officers, employees and agents and Borrower’s Books, to the extent that Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to such Loan Party.

6.9 Landlord Waivers; Bailee Waivers. In the event that any Loan Party or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, and the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000.00) in the aggregate, at Agent’s election, the relevant Loan Party or Subsidiary shall use commercially reasonable efforts to have executed and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10 Creation/Acquisition of Subsidiaries. In the event any Loan Party or any Subsidiary of any Loan Party creates or acquires any Subsidiary (other than an Immaterial Subsidiary) after the Effective Date (including, for the avoidance of doubt, pursuant to a Permitted Acquisition), such Loan Party or such Subsidiary shall promptly, but in any event within twenty (20) Business Days, such Loan Party or such Subsidiary shall, subject to any legal restrictions, take all actions reasonably requested by the Agent or the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary created, formed or acquired after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become a Guarantor with respect to the Obligations and (ii) to grant and pledge to Agent a perfected security interest in 100% of the stock, units or other evidence of ownership held by such Loan Party or its Subsidiaries of any such New Subsidiary. In the event (a) one or more Subsidiaries that were previously Immaterial Subsidiaries no longer qualify as an Immaterial Subsidiary (including any Specified Immaterial Subsidiary that fails to satisfy the requirements therefore set forth in the definition of Immaterial Subsidiary), or (b) Parent elects to have any one or more Subsidiaries become a Loan Party and notifies the Agent of such election, such Subsidiary or Subsidiaries shall be treated as a “New Subsidiary” and be subject to clauses (i) and (ii) of the immediately preceding sentence as if they were created or acquired on the date they cease to be Immaterial Subsidiaries or on the date of any such notification, as applicable. Any New Subsidiary that is an Immaterial Subsidiary shall be a direct Subsidiary of a Loan Party, and such Loan Party shall pledge one hundred percent (100%) of the equity interests owned in such New Subsidiary, provided that the requirement in the immediately preceding sentence shall not apply to thirty percent (30%) of all New Subsidiaries and shall only apply following the creation or acquisition of three (3) New Subsidiaries that are Immaterial Subsidiaries after the Effective Date.

6.11 Further Assurances. Execute any further instruments and take further action as Agent or any Lender reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement. If any Permitted Acquisition is structured as an acquisition of assets, such assets shall be acquired by a Loan Party or a Subsidiary of a Loan Party and be free and clear of Liens other than Permitted Liens.

6.12 [Reserved].

6.13 [Reserved].

6.14 Required Calls. So long as commitments under the 2020 Notes are available, as soon as reasonably practicable following the occurrence of a Call Event, take the relevant steps to request the issuance of the remaining $75,200,000 of 2020 Notes, the proceeds of which shall be applied as required by Section 2.3(g).

7.	NEGATIVE COVENANTS

No Loan Party shall, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of diagnostic Equipment which has been placed at customer locations in Colombia for the purpose of supply of consumables or of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment, (c) of other Equipment in the ordinary course of business and with an aggregate value not to exceed One Million Dollars ($1,000,000.00) per fiscal year; (d) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; (e) to Loan Parties; (f) which constitute a Transfer of an intra-group loan as a result of the conversion of such intra-group loan into equity; (g) cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement or (h) at least 75% of the consideration in respect of which is cash or Cash Equivalents; provided, (i) the amount of such consideration is at least equal to the fair market value (as determined in good faith by the Borrower) of the assets which are the subject of the Transfer; (iii) no Event of Default have occurred and is continuing or would result therefrom; and (iv) the applicable Net Cash Proceeds are applied as required by Section 2.3(g).

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by such Loan Party or such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve other than on a solvent basis whereby any applicable entity being liquidated or dissolved has not filed for bankruptcy; or (c) (i) permit any Key Person to cease being actively engaged in the management of any Loan Party (provided that a temporary absence due to illness or vacation shall not constitute such a cessation) unless written notice thereof is provided to each Lender within ten (10) days of such cessation, (ii) enter into any transaction or series of related transactions in which (A) (x) prior to the occurrence of an IPO, the stockholders of Parent who were not stockholders immediately prior to the first such transaction own more than 50.1% of the voting stock of Parent immediately after giving effect to such transaction or related series of such transactions and (y) at any time after an IPO, the stockholders of Parent who were stockholders immediately prior to giving effect to such first transaction, cease to hold direct or indirect beneficial ownership of a percentage of voting power of the Parent which is 30% thereof or more, and (B) except as permitted by Section 7.3, Parent ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Parent which are owned in such Subsidiary as at the Effective Date or (iii) allow any “change of control”, “fundamental change” or any comparable term to occur under any document or agreement evidencing any Indebtedness in an amount in excess of Two Million Dollars ($2,000,000).

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person, save, in each case, in respect of or in connection with a Permitted Acquisition and save that a Subsidiary may merge or consolidate into another Subsidiary (provided that if one of the merging or consolidating entities is a Loan Party the surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) a Loan Party provided such Loan Party is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to, subject to the Legal Reservations the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party, or any of its Subsidiaries from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof, described in the definition of “Permitted Liens” or contained in any document secured by any Permitted Lien.

7.6 [Reserved].

7.7 Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock (each, a “Restricted Payment”) (other than (i) the distribution or payment of dividends to any Loan Party or a Subsidiary of a Loan Party solely in connection with either (A) a distribution or payment that is ultimately received in its entirety by a Loan Party or (B) a distribution or payment from any non-Loan Party Subsidiary to another non-Loan Party Subsidiary, (ii) so long as no Default or Event of Default is continuing or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities or any transaction pursuant to which any capital stock is converted into other equity securities, (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Million Dollars ($1,000,000.00) in the aggregate per fiscal year, (iv) following the consummation of an IPO, distributions or payments of dividends on the Parent’s common stock in an aggregate amount not to exceed 6% of the market capitalization of the Parent; provided that (x) no Event of Default has occurred and is continuing and (y) the Term Loans are repaid as required by Section 2.3(g) (distributions and payments pursuant to this clause (iv), “Permitted IPO Distributions”)) and (v) following the consummation of an IPO, repurchases of the Parent’s common stock so long as (x) no Default or Event of Default has occurred and is continuing and (y) after giving effect to such repurchase, the Senior Secured Net Leverage Ratio on a pro forma basis is equal to or less than 3.00:1.00, (b) other than as set forth in Sections 7.10 or 7.14 below, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of the Subordinated Debt prior to its scheduled maturity unless being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to any Loan Party.

7.8 Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments. Notwithstanding anything in this Agreement to the contrary, (x) the Loan Parties may not, directly or indirectly transfer (whether by way of any Restricted Payment, Investment, or any sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions) any material Intellectual Property or the equity interests of entities that own material Intellectual Property, to its equity holders (other than pursuant to technology transfers contemplated by the BMGF Debt as in effect on the date hereof), and (y) no Loan Party may directly or indirectly transfer (whether by way of any Restricted Payment, Investment, or any sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions), assign or exclusively license any material Intellectual Property to any Subsidiary which is not a Loan Party.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) Subordinated Debt or equity investments by any Loan Party’s investors in such Loan Party or its Subsidiaries.

7.10 Payments of Other Indebtedness and Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt or the BMGF Debt, except (i) with respect any Subordinated Debt, as permitted under the terms of the Intercreditor Agreement or other subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject and (ii) with respect to the BMGF Debt, interest payments required pursuant to the terms thereof as in effect on the date hereof, or (b) amend any provision in any document relating to the Subordinated Debt which would adversely affect the subordination thereof to Obligations owed to the Lenders.

7.11 Compliance. (a) Become an “investment company” under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a “Reportable Event” (as described in section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived) or non-exempt “Prohibited Transaction”, as defined in section 406 of ERISA or section 4795 of the Internal Revenue Code, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension plan subject to Title IV of ERISA, profit sharing plan or deferred compensation plan which could reasonably be expected to result in any liability of any Loan Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority, or adopt or establish any such plan, in the case of each of clauses (b), (c), and (e), which liability could reasonably be expected to have a Material Adverse Change.

7.12 Compliance with Anti-Terrorism Laws. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13 Material Agreements. No Loan Party nor any of its Subsidiaries shall, without the consent of Agent, materially amend a Material Agreement in a manner which negatively impacts the Loan Party or Subsidiary of a Loan Party that is a party thereto. In the event that Agent does not explicitly grant or withhold such consent within five (5) Business Days of notice by such Loan Party or Subsidiary, Agent shall be deemed to have so consented. No Loan Party or any of its Subsidiaries shall, without the consent of the Agent, terminate the commitments under the 2020 Notes or shorten the availability period therefor.

7.14 Payments on Subordinated Debt.

Make or permit any payment of any principal or related premium in respect of any Subordinated Debt, unless:

(a) other than BMGF Debt. such payment is constituted by a conversion into equity in accordance with the terms of the Intercreditor Agreement; or

(b) solely with respect to Subordinated Equity Holder Debt, such payment is financed from the proceeds of an equity financing or Subordinated Debt permitted hereunder entered into in connection with such payment so that after giving effect to such payment Borrower receives at least a net $1 from such transaction or incurrence.

7.15 Sale and Leaseback. Enter into (or permit any Subsidiary to enter into) directly or indirectly any agreements or arrangement providing for the sale or transfer by it of any material property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property to other similar property from such Person.

7.16 COMI. Neither Borrower nor any UK Guarantor or their Subsidiaries whose jurisdiction of incorporation or organization is in a member state of the European Union shall change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation) in circumstances that shall cause or are reasonably likely to cause a Material Adverse Change.

7.17 Holding Company. Notwithstanding any other provision of the Loan Documents applicable to Loan Parties, the Parent shall not have any operations, own any assets or incur any liabilities other than, or in connection with:

(a)

the Obligations hereunder or under any Loan Document, its Operating Documents, any Subordinated Debt, the BMGF Debt, liabilities incurred in connection with any IPO, equity offering or Qualifying Investment or in connection with arrangements entered into in connection with its equity interests including any options or warrants issued or to be issued, any registration rights agreements entered into with any shareholder or otherwise in relation to carrying on business as a holding company;

(b)

ownership of equity interests of LumiraDx Group Limited, intra-group debit balances, intra-group credit balances and other credit balances in bank accounts, cash and Cash Equivalents and any other assets customarily owned or operated by a holding company;

(c)

the provision of management, accounting, treasury, tax and administrative services to other Loan Parties and their subsidiaries of a type customarily provided by a holding company to its Subsidiaries including providing cash pooling arrangements with other Loan Parties and their Subsidiaries entered into in the ordinary course of business and of a type customarily provided by a holding company;

(d)	engagement of professional services and payment of professional fees and administration costs incurred in the ordinary course of business as a holding company and any Tax incurred by it;

(e)	the granting of any loan or credit to Loan Parties or any Subsidiary thereof;

(f)	any steps necessary to consummate transactions permitted by Section 7.7 (Restricted Payments);

(g)

providing parent guarantees on behalf of members of the Group to the extent that the granting of the relevant guarantee is consistent with the activities of a holding company in the ordinary course of business of a holding company;

(h)

any rights or liabilities under service contracts with any of its directors, executives or consultants customarily agreed by a holding company and any arrangements in connection with an employee share scheme;

(i)	any actions necessary to maintain its existence or status or any Governmental Approvals necessary for the operation of the business of the Loan Parties and their Subsidiaries;

(j)	any Regulatory Action or any litigation or court or other similar proceedings;

(k)	making claims (and receipts of related proceeds) for rebates or indemnification with respect to taxes;

(l)	acting as head of a tax group and carrying out all other matters relating to taxes;

(m)	incurring liabilities for or in connection with taxes or by operation of law;

(n)	acquiring and transferring any tax credit, and making any arm’s length payments in order to acquire any tax credit; and

(o)

any Permitted Liens described in paragraphs (a), (b), (e), (f) (to the extent related to paragraphs (a) and (b)), (h), (i), (l), (n) and (p) to the extent that any such Permitted Lien is consistent with the activities of a holding company) in the ordinary course of business of a holding company.

7.18 Financial Covenants.

(a) Permit Liquidity to be less than $40,000,000. Liquidity shall be (i) measured on a consolidated basis for the Loan Parties and their Subsidiaries and (ii) calculated and tested on a monthly basis as of the last day of each month but by reference to and on the date of delivery of the financial statements to be delivered pursuant to section 6.2(a)(i), commencing with the first month ending after the Effective Date.

(b) Permit the Senior Secured Net Leverage Ratio to be greater than 4.00:1.00. The Senior Secured Net Leverage Ratio shall be (i) measured on a consolidated basis for the Loan Parties and their Subsidiaries and (ii) calculated and tested on a quarterly basis as of the last day of each quarter but by reference to and on the date of delivery of the financial statements to be delivered pursuant to section 6.2(a)(ii), commencing with the fiscal quarter ending March 31, 2021.

(c) For the purpose of determining whether a breach of the covenant set forth in Section 7.18(b) as of the last day of any fiscal quarter has occurred (each, a “Specified Covenant Default”), and so long as no other Default or Event of Default is then in existence, the Borrower shall have the right (a “Cure Right”), subject to the limitations set forth in Section 7.18(d), to designate any portion of the net cash proceeds from any Subordinated Equity Holder Debt or a sale or issuance of common equity interests of the Parent or Borrower or any cash contribution to the common capital of the Parent or Borrower made after the Effective Date, with subsequent contributions of the proceeds thereof to the common capital of the Borrower or on-loan to the Borrower (the “Cure Amount”) as, solely to the extent set forth in this Section 7.18(c), an increase to Consolidated EBITDA for the specified fiscal quarter (the “Specified Period”); provided that: (a) the Cure Amount is received during the period (i) commencing on the last day of the Specified Period and (ii) concluding on the 10th day after the date on which financial statements with respect to the Specified Period are required to be delivered to the Agent (the “Cure Standstill Period”); (b) the Cure Amount does not exceed the aggregate amount necessary to cure the Specified Covenant Default for the Specified Period; (c) during the Cure Standstill Period, Borrower shall have provided written notice to Agent (which shall be irrevocable) that such amounts are designated as a “Cure Amount” with respect to the Specified Period; and (d) during the Cure Standstill Period, no Default or Event of Default shall be deemed to be outstanding under this Agreement as a result of the Specified Covenant Default. Upon actual receipt of the Cure Amount by the Borrower in accordance with the foregoing, Consolidated EBITDA for the Specified Period solely in respect of the covenants under Section 7.18 shall be deemed retroactively to have been increased in the amount of the Cure Amount, and any Default or Event of Default arising as a result of the Specified Covenant Default for such Specified Period, to the extent that it would not have existed had Consolidated EBITDA for the Specified Period been increased by the Cure Amount, shall be deemed not to have occurred for purposes of the Loan Documents.

(d) The Cure Amount included in the calculation of Consolidated EBITDA for the Specified Period shall be used and included when calculating Consolidated EBITDA for each Computation Period that includes the Specified Period, but solely for purposes of determining whether a Specified Covenant Default has occurred, and for no other purposes. For the avoidance of doubt, any right to utilize any basket levels, or any right to engage in any transaction under this Agreement, the Cure Amount will be disregarded in determining Consolidated EBITDA for such purposes, and there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for determining compliance with Section 7.18 for the Specified Period or for determining any pricing, financial covenant-based conditions, or baskets with respect to the covenants contained in this Agreement. Notwithstanding anything to the contrary contained in this Section 7.18: the Cure Right set forth in clause (c) of this Section 7.18 may not be exercised more than twice during the term of this Agreement.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Any Loan Party fails to (a) make any payment of principal on any Term Loan or of interest thereon on its due date (or where not paid on its due date solely due to technical or administrative error, within three (3) Business Days of its due date), or (b) pay any other Obligation within five (5) Business Days after such Obligations are due and payable (which five (5) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);

8.2 Covenant Default.

(a) Any Loan Party or any of its Subsidiaries fails or neglects to perform any obligation in Sections 3.5 (Post-Close Obligations), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or 6.14 (Required Calls) or any Loan Party violates any provision in Section 7;

(b) Any Loan Party or any of its Subsidiaries fails or neglects to perform any obligation in 6.2 (Financial Statements, Reports, Certificates), or 6.7 (Protection of Intellectual Property Rights) and following notification of such failure or neglect by the Agent fails to cure such failure or neglect within two (2) Business Days; or

(c) Any Loan Party, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by such Loan Party or such Subsidiary, as applicable, be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).

8.3 Material Adverse Change. A Material Adverse Change has occurred;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, funds in excess of One Million Dollars ($1,000,000) of any Loan Party or any of its Subsidiaries or of any entity under control of any Loan Party or its Subsidiaries on deposit with any institution at which any Loan Party or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any Loan Party or any of its Subsidiaries or their respective assets by any government agency in respect of amounts owed in excess of One Million Dollars ($1,000,000), and the same under subclauses (i) and (ii) of this clause (a) are not, within thirty (30) days after the occurrence thereof, discharged, stayed or of no further effective force and effect (whether through the posting of a bond, discharge of liabilities or otherwise); and

(b) (i) any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party or any of its Subsidiaries from conducting any material part of its business;

8.5 Insolvency. (a) any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) is or becomes Insolvent; (b) any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) and not dismissed or stayed within forty-five (45) days (but no Term Loans shall be extended while any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is (a) a default in any agreement to which any Loan Party or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could reasonably be expected to have a Material Adverse Change or (b) a “Charitability Default” under the BMFG Agreement;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which (a) any Loan Party reasonably believes such insurance carrier will accept liability, (b) any Loan Party or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against any Loan Party or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of forty-five (45) days after the entry thereof;

8.8 Misrepresentations. Any Loan Party or any of its Subsidiaries or any Person acting for any Loan Party or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or the Lenders or to induce Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9 Intercreditor Agreements. A material default or breach occurs under the Intercreditor Agreement, any subordination agreement, or any creditor that has signed such an agreement with Agent or the Lenders breaches any terms of such agreement in a material respect (provided that material defaults or breaches for the purposes of this Section 8.9 shall include breaches of payment, enforcement and subordination provisions or restrictions; for the avoidance of doubt, defaults or breaches by any Secured Party shall not constitute an Event of Default hereunder);

8.10 Guaranty. (a) Subject to the Legal Reservations, any Guaranty (including the guaranty set forth in Section 13) terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty (including the guaranty set forth in Section 13) or (c) any circumstance described in Section 8 occurs with respect to any Guarantor;

8.11 Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against any Loan Party or any of its Subsidiaries or any supplier of any Loan Party or any of its Subsidiaries that causes any Loan Party or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products which could reasonably be expected to result in liability and expense to any Loan Party or any of its Subsidiaries of Three Million Dollars ($3,000,000.00) or more, even if such action is based on previously disclosed conduct; (ii) the FDA issues a warning letter to any Loan Party or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) any Loan Party or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to any Loan Party or any of its Subsidiaries of Three Million Dollars ($3,000,000.00) or more; (iv) any Loan Party or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Three Million Dollars

($3,000,000.00) or more, or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission granted under any Registration, or any Loan Party or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

8.12 Lien Priority. Subject to the Legal Reservations and following completion of the Perfection Requirements, except as the result of the action or inaction of the Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens having priority or ranking equal as a matter of applicable law.

8.13 Pensions. The UK Pensions Regulator issues a Financial Support Direction or a Contribution Notice is issued to Borrower, any UK Guarantor or any Subsidiary which is a company organized under the laws of England and Wales, unless the aggregate liability of Borrower, any UK Guarantor and such Subsidiaries under all Financial Support Directions and Contributions Notices is less than Five Hundred Thousand Dollars ($500,000.00).

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Agent may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to any Loan Party, (ii) by notice to any Loan Party declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs in respect of any U.S. Loan Party all Obligations shall be immediately due and payable without any action by Agent or the Lenders) or (iii) by notice to any Loan Party suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and Agent and/or the Lenders (but if an Event of Default described in Section 8.5 in respect of any U.S. Loan Party occurs all obligations, if any, of the Lenders to advance money or extend credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and Agent and/or the Lenders shall be immediately terminated without any action by Agent or the Lenders).

(b) Without limiting the rights of Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii) make a demand for payment upon any Guarantor pursuant to Section 13 or any other Guaranty delivered by such Guarantor;

(iv) apply to the Obligations any (A) balances and deposits of the Loan Parties that Agent or any Lender holds or controls, (B) any amount held or controlled by Agent or any Lender owing to or for the credit or the account of any Loan Party, or (C) amounts received from any Guarantor in accordance with the respective Guaranty pursuant to Section 13 or otherwise delivered by such Guarantor; and/or

(v) commence and prosecute an Insolvency Proceeding or consent to any Loan Party commencing any Insolvency Proceeding.

(c) Without limiting the rights of Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing any Loan Party money of Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). The Loan Parties shall assemble the Collateral if Agent requests and make it available at such location as Agent reasonably designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Loan Party’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, each Loan Party’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Agent, for the benefit of the Lenders;

(iv) place a “hold” on any Collateral Account maintained with Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of any Loan Party; and

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2 Power of Attorney. Each Loan Party hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse any Loan Party’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign any Loan Party’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of any Loan Party directly with the applicable Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under any Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code or any applicable law permits. Each Loan Party hereby appoints Agent as its lawful attorney-in-fact to sign any Loan Party’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Agent and the Lenders are under no further obligation to make extend Term Loans hereunder. Agent’s foregoing appointment as any Loan Party’s or any of its Subsidiaries’ attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Agent’s and the Lenders’ obligation to provide Term Loans terminates.

9.3 Protective Payments. If any Loan Party fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which any Loan Party is obligated to pay under this Agreement or any other Loan Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Agent will make reasonable efforts to provide any Loan Party with notice of Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of any Loan Party or any of its Subsidiaries of all or any part of the Obligations, and, as between each Loan Party on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; fourth, to any other Obligations owing to Agent or any Lender under the Loan Documents; and fifth, in accordance with the order of application in clause 14.1 of the Intercreditor Agreement. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by any Loan Party. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of any Loan Party is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5 Liability for Collateral. So long as Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and the Lenders, Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Agent or any Lender, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or by any Loan Party or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents are cumulative.

Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Agent or any Lender of one right or remedy is not an election, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Loan Party waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent or any Lender on which any Loan Party or any Subsidiary is liable.

10. NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; (d) when delivered, if hand-delivered by messenger; or (e) if sent by email, when received in readable form, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Agent, Lender or the Loan Parties may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:	LUMIRADX LIMITED 3 More London Riverside London SE1 2AQ United Kingdom Attn: General Counsel Fax: N/A Email: veronique.ameye@lumiradx.com and dorian.leblanc@lumiradx.com with a copy (which shall not constitute notice) to:

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON (LONDON) LLP

100 Bishopsgate

London

EC2N 4AG

United Kingdom

Attn: Ian Lopez / Neil Caddy

Fax: + 44 207 972 9602

Email: Ian.Lopez@friedfrank.com and

Neil.Caddy@friedfrank.com

If to Agent:	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022 Attn: Email:

with a copy (which shall not constitute notice) to:	PAUL HASTINGS LLP 200 Park Avenue New York, NY 10166 Attention: Frank Lopez Email: franklopez@paulhastings.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH LOAN PARTY, AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG EACH LOAN PARTY, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG EACH LOAN PARTY, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2 Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3 Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party (or any property of any Loan Party) in the court of any other jurisdiction Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4 Service of Process. Each Loan Party irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Loan Parties specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5 Non-exclusive Jurisdiction. Nothing contained in this Section 11 shall affect the right of Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may transfer, pledge or assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion, subject to Section 12.5). Save as provided below, the Lenders have the right, without the consent of or notice to any Loan Party, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents to an Eligible Assignee or following an Event of Default which has occurred and is continuing, any Person; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Agent (such approved assignee, an “Approved Lender”). Each Loan Party and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective assignment agreement in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Agent reasonably shall require. Notwithstanding anything to the contrary contained herein and, so long as no Event of Default has occurred and is continuing two (2) Business Days following receipt of written notice thereof from the Agent to the Parent, no Lender Transfer (other than a Lender Transfer in respect of the Warrants (which is governed by the terms of the Warrants)) shall be permitted, without the Loan Parties’ consent, to any Person which is an Affiliate or Subsidiary of any Loan Party or a then-current Competitor. In the case of a Lender Transfer, the following shall apply:

(a) If a Lender makes a Lender Transfer, the recipient of the Lender Transfer shall only be entitled to receive any payment under Exhibit C attached hereto to the same extent that the relevant original Lender would have been entitled to receive such payment had the Lender Transfer not occurred, provided that this Section 12.1(a) will not apply to: (i) a Treaty Lender that has included a valid confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with Section 2(f) of Exhibit C if the Loan Party making the payment has not made a Borrower DTTP Filing in respect of that Treaty Lender; or (ii) in respect of an assignment made as part of primary syndication.

(b) Subject to Section 12.1(a), the Borrower agrees that each participant which is beneficially entitled to amounts in respect of interest payable to the relevant participating Lender in respect of an advance under a Loan Document shall be entitled to the benefits of the provisions in Exhibit C attached hereto (subject to the requirements and limitations therein), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.1; provided that:

(i) the relevant participating Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each such participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents, and shall provide copies of such participant register to the Borrower, the entries in the participant register shall be conclusive absent manifest error, and such Lender shall treat each such person whose name is recorded in the participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; for the avoidance of doubt, the Borrower shall have no responsibility for maintaining a participant register; and

(ii) such participant shall only be so entitled if the participant complies with any obligations under Exhibit C attached hereto as if it were a Lender (it being understood that any documentation or notifications required under Exhibit C attached hereto may be delivered to the participating Lender and then provided by that Lender to the Borrower).

(c) Without prejudice to Section 12.8, in the event of a Lender Transfer copies of this Agreement that is to be the subject of that Lender Transfer shall be made available to the relevant Eligible Assignee or Person, as applicable.

12.2 Indemnification. Each Loan Party agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct, and except in each case for Claims, losses or Expenses which are contemplated and/or indemnified under Exhibit C, or would be so indemnified, but for an exclusion (including, the exclusions for in respect of Taxes in Sections 2(d) and 3(b) of Exhibit C) under Exhibit C. Each Loan Party hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Loan Parties, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by any Loan Party or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties (or by the Parent acting on behalf of the Loan Parties in accordance with Section 12.16(a)), Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Agent shall be effective without Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Loan Party to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or substantially all of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release any Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Agent securing the Obligations; or (I) amend any of the provisions of Sections 12.7 or 12.9. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b) Other than as expressly provided for in Section 12.5(a)(i)-(iii), Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Loan Parties.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of the Loan Parties in Section 12.2 to indemnify each Lender and Agent, as well as the withholding provision in Section 2.5 hereof and the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. In handling any confidential information of the Loan Parties, each of the Lenders and Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (other than, prior to the occurrence of an Event of Default which is continuing two (2) Business Days following receipt of written notice thereof from the Agent to the Parent, Competitors) (provided, however, the Lenders and Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Agent’s possession when disclosed to the Lenders and/or Agent, or becomes part of the public domain after disclosure to the Lenders and/or Agent through no breach of this provision by the Lenders or the Agent; or (ii) is disclosed to the Lenders and/or Agent by a third party, if the Lenders and/or Agent does not know that the third party is prohibited from disclosing the information. Agent and the Lenders may only use confidential information in connection with the Loan Documents and performing their obligations thereunder. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9 Right of Set Off. Each Loan Party hereby grants to Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including a Agent Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of the Loan Parties even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SUCH LOAN PARTY.

12.10 Cooperation of the Loan Parties. If necessary, each Loan Party agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make each Loan Party’s management personnel available at reasonable times, locations and with reasonable notice to meet with Agent and prospective participants and assignees of Term Loan Commitments and the Term Loans or portions thereof (which meetings shall be conducted no more often than once every twelve months unless an Event of Default has occurred and is continuing), and (iii) provide reasonable assistance to the Agent and the Lenders in the preparation of information relating to the financial affairs of the Loan Parties as any prospective participant or assignee (or other recipient of a Lender Transfer) which is an Eligible Assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee (or other recipient of a Lender Transfer) which is an Eligible Assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning each Loan Party and its financial affairs which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of any Loan Party in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.

12.11 Public Announcement. Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use any Loan Party’s name, tradenames and logos, in each case with the written consent of Parent which shall not be unreasonably delayed or withheld. Agent and the Lenders may also make disclosures to the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

12.12 Agent and Lender Agreement. Agent and each Lender hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Each Loan Party acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

12.13 Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as each Loan Party has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Agent and the Lenders, or if earlier, shall terminate automatically on the Termination Date.

12.15 Service of Process. Each Loan Party that is organized outside of the United States of America hereby appoints LumiraDx, Inc., as its agent for the purpose of accepting service of any process in the United States of America.

12.16 Multiple Borrowers.

(a) Loan Parties’ Agent. Each of the Loan Parties hereby irrevocably appoints Parent, as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loans and receiving account statements and other notices and communications to Loan Parties (or any of them) from the Agent or the Lenders, executing amendments, waivers or other modifications of Loan Documents and executing or designating new Loan Documents. The Agent or the Lenders may rely, and shall be fully protected in relying, on any request for the Term Loans, disbursement instruction, report, information or any other notice or communication made or given by Parent and any amendment, waiver or other modification of a Loan Document or the execution or designation of new Loan Documents executed or made by Parent, whether in its own name or on behalf of one or more of the other Loan Parties, and the Agent or the Lenders shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Loan Party as to the binding effect on it of any such request, instruction, report, information, other notice, communication amendment, waiver, other modification, execution or designation, nor shall the joint and several character of the Loan Parties’ obligations hereunder be affected thereby.

(b) Waivers. Each Borrower hereby waives: (i) any right to require the Agent or the Lenders to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with any Lender or any Indebtedness of any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy a Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Agent, any Lender or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by Agent or any Lender in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Agent or any Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by Agent or any Lender with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and each Borrower shall be and remain liable to Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c) Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Agent and the Lenders may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations;

(ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Lender at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as Lender determines in its sole discretion, and regardless of whether such Indebtedness is part of the Obligations, is secured, or is due and payable. Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Each Borrower further consents and agrees that Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

(d) Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting Agent or any Lender to furnish to it any information now or hereafter in Agent’s or such Lender’s possession concerning the same or any other matter.

13.	GUARANTY

13.1 Guaranty. Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and the Lenders by each other Loan Party. Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by the Agent and the Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Agent and the Lenders in respect thereof (including the release of any such security);

(d) the insolvency of any Loan Party; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Loan Party that its obligations under this Section 13 shall not be discharged until the Termination Date has occurred. Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

13.2 Waivers by the Loan Parties. Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or pursuant to any other laws or in equity, or otherwise, to compel the Agent or the Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Loan Party. It is agreed among each Loan Party, the Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, the Agent and the Lenders would decline to enter into this Agreement.

13.3 Benefit of Guaranty. Each Loan Party agrees that the provisions of this Section 13 are for the benefit of the Agent and the other Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, on the one hand, and the Agent and the Lenders, on the other hand, the obligations of such other Loan Party under the Loan Documents.

13.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Loan Party hereby expressly and irrevocably subordinates to the prior payment in full, in cash, of the Obligations (other than contingent indemnity obligations for which no claim is outstanding) any and all rights pursuant to any laws or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date has occurred. Each Loan Party acknowledges and agrees that this subordination is intended to benefit the Agent and the Lenders and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Section 13, and that the Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

13.5 Election of Remedies. If the Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Agent or such Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, the Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by the Agent or such Lender and waives any claim based upon such action, even if such action by the Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Loan Party might otherwise have had but for such action by the Agent or such Lender. Any election of remedies which results in the denial or impairment of the right of the Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Obligations. In the event the Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Agent (either directly or through one or more acquisition vehicles) or such Lender may offset the Obligations against the purchase price of such bid in lieu of accepting cash or other non-cash consideration in connection with such sale or other disposition. The amount of the successful bid at any such sale, whether the Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair and reasonably equivalent value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

13.6 Limitation. Notwithstanding any provision herein contained to the contrary, the liability of each Loan Party (other than any Borrower) under this Section 13 (which liability is in any event in addition to amounts for which such Loan Party is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Term Loans (plus all other Obligations owing in connection therewith) advanced to any other Loan Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party; and

(b) the amount which could be claimed by the Agent and the Lenders from such Loan Party under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code, as amended, or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 13.7.

13.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Loan Party shall make a payment under this Section 13 of all or any of the Obligations (other than Term Loans made to that Loan Party, for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following the occurrence of the Termination Date, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Parties shall be equal to the maximum amount of the claim which could then be recovered from such Loan Parties under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code, as amended or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 13.7 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of any Loan Party to pay the Term Loans made directly or indirectly to that Loan Party and accrued interest, fees, expenses and all other Obligations with respect thereto for which such Loan Party shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Parties against other Loan Parties under this Section 13.7 shall be exercisable upon and after the Termination Date.

13.8 Liability Cumulative. The liability of Loan Parties under this Section 13 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Obligations of any other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

LUMIRADX GROUP LIMITED

By:	/s/ Veronique Ameye
Name: Veronique Ameye
Title: Power of Attorney

[Signature Page to Loan and Security Agreement]

GUARANTOR:

LUMIRADX GROUP LIMITED		LUMIRADX COLOMBIA HOLDINGS LTD

By:	/s/ Veronique Ameye	By:	/s/ Veronique Ameye
Name: Veronique Ameye		Name: Veronique Ameye
Title: Attorney		Title: Director

LUMIRADX UK LTD		LUMIRADX BRAZIL HOLDINGS LTD

By:	/s/ Veronique Ameye	By:	/s/ Veronique Ameye
Name: Veronique Ameye		Name: Veronique Ameye
Title: Director		Title: Director

LUMIRADX INTERNATIONAL LTD		LUMIRADX LTD

By:	/s/ Veronique Ameye	By:	/s/ Veronique Ameye
Name: Veronique Ameye		Name: Veronique Ameye
Title: Attorney		Title: Director

LUMIRADX CARE SOLUTIONS UK LTD.		LUMIRADX INVESTMENT LIMITED

By:	/s/ Veronique Ameye	By:	/s/ Veronique Ameye
Name: Veronique Ameye		Name: Veronique Ameye
Title: Director		Title: Director

[Signature Page to Loan and Security Agreement]

LUMIRADX LIMITED

By:	/s/ Veronique Ameye
Name: Veronique Ameye
Title: Attorney

[Signature Page to Loan and Security Agreement]

LUMIRADX TECHNOLOGY LTD

By:	/s/ Veronique Ameye
Name: Veronique Ameye
Title: Attorney

[Signature Page to Loan and Security Agreement]

LUMIRADX, INC.

By:	/s/ Dorian LeBlanc
Name: Dorian LeBlanc
Title: Treasurer

ACS ACQUISITION, LLC

By:	/s/ Dorian LeBlanc
Name: Dorian LeBlanc
Title: Treasurer

LUMIRADX HEALTHCARE LLC

By:	/s/ Dorian LeBlanc
Name: Dorian LeBlanc
Title: Treasurer

[Signature Page to Loan and Security Agreement]

AGENT:

JEFFERIES FINANCE LLC

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

[Signature Page to Loan and Security Agreement]

LENDERS:

JEFFERIES FINANCE LLC

By:	/s/ E. Joseph Hess
Name:E. Joseph Hess
Title: Managing Director

SCHEDULE 1.1

Lenders and Commitments

Term A Loans
Lender	Term A Loan Commitment	Commitment Percentage
Jefferies Finance LLC	$65,000,000	100%

TOTAL	$65,000,000	100.00%

Term B Loans
Lender	Term B Loan Commitment	Commitment Percentage
Jefferies Finance LLC	$35,000,000	100%

TOTAL	$35,000,000	100.00%

Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage	Status as (i) not a Qualifying Lender, (ii) Qualifying Lender (other than a Treaty Lender); or (iii) Treaty Lender.	Jurisdiction of tax residence and HMRC DT Treaty Passport scheme reference number
Jefferies Finance LLC	$100,000,000	100.00%	Treaty Lender	13/J/362265/DTTP (USA	)

TOTAL	$100,000,000	100.00%

Schedule 1.2

Immaterial Subsidiaries

Lumira SAS

Lumira Healthcare Ltda

LumiraDx AB (Sweden)

LumiraDx GmbH (Austria)

Lumira GmbH (Switzerland)

LumiraDx Oy

Biomedial Services srl

LumiraDx Japan Co, LTD

LumiraDx AS

LumiraDx Healthcare S.L.

LumiraDx (Pty) Limtied

LumiraDx A/S

Suresensors Limited

LumiraDx BV

EXHIBIT A

Description of Collateral

The Collateral consists of all of each Loan Party’s (other than the Excluded Loan Parties’) right, title and interest in and to the following property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any interest of any Loan Party as a lessee or sublessee under a real property lease; (b) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity)); (c) any interest of any Loan Party as a lessee under an Equipment lease if such Loan Party is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by such Loan Party, Agent or any Lender or (d) any intent-to-use trademarks or (e) any contract, instrument or agreement permitted by this Agreement to contain any prohibition on any Loan Party assigning the benefit of such contract or otherwise creating any Lien or any trust over the rights, title, interest or obligations thereunder or thereto.

EXHIBIT B

Agent and Lender Terms

1. Appointment of Agent.

(a) Each Lender hereby appoints Jefferies (together with any successor Agent pursuant to Section 7 of this Exhibit B) as Agent under the Loan Documents and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent as agent for each Lender, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral as permitted pursuant to the Loan Agreement, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the each Loan Party and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by any Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Exhibit B to the extent provided by Agent.

(c) Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Without prejudice to the generality of the foregoing, in respect of any payment of interest on any Term Loan which is received by the Agent, the Agent shall act solely in an administrative capacity in passing the relevant amount(s) of any such payments to the relevant Lender(s). Except as expressly set forth in the Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by Jefferies or any of its Affiliates in any capacity.

2. Binding Effect; Use of Discretion; E-Systems.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b) If Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Agent, expose Agent to any potential liability under any Requirement of Law or (iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.

(c) Agent is hereby authorized by each Loan Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Each Loan Party and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and each Loan Party and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Agent, any Loan Party and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

3. Agent’s Reliance, Etc. Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Loan Party hereby waives and shall not assert (and each Loan Party shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Agent expressly set forth herein. Without limiting the foregoing, Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Person of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from any Loan Party or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders, provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and any Loan Party hereby waives and agrees not to assert (and any Loan Party shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

4. Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Loan Party or any Affiliate of any Loan Party as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5. Lender Credit Decision; Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of any Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Agent or any of its Related Persons. Each Lender agrees that it shall not rely on any field examination, audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender further acknowledges that any Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Agent Report, (b) was prepared by Agent or its Related Persons based upon information provided by any Loan Party solely for Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of any Loan Party. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation. Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Agent Report or any discussion of its contents.

6. Indemnification. Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any Taxes or insurance paid in the name of, or on behalf of, any Loan Party) incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or if Agent reasonably determines that it was required to withhold Taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B.

7. Successor Agent. Agent may resign at any time by delivering notice of such resignation to the Lenders and the Loan Parties, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Effective immediately upon its resignation, (a) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (c) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents, and (d) subject to its rights under Section 2(b) of this Exhibit B, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8. Release of Collateral. Each Lender hereby consents to the release and hereby directs Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Guarantor if all of the stock of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent); and

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent and including any Lien granted by any Loan Party which is a Subsidiary of any Loan Party the stock of which has been transferred to a third party), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and any Loan Party, upon (A) termination of all of the Term Loan Commitments (which Term Loan Commitments shall be terminable on 5 Business Days’ notice from the Parent to the Agent and shall automatically terminate following the drawing of the Term Loans to which they relate or expiration of the Second Draw Period), (B) the payment in full in cash of all of the Obligations (other than inchoate indemnity obligations for which no claim has been made), and (C) to the extent reasonably requested by Agent, receipt by Agent and Lenders of liability releases from any Loan Party in form and substance reasonably acceptable to Agent (the satisfaction of the conditions in this clause (iii) and the date on which the release of all Collateral and each Loan Party has occurred, the “Termination Date”).

9. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to any Loan Party or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to any Loan Party) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10. Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a) Advances; Payments. If Agent receives any payment with respect to a Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent or on behalf of from any Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under any Loan Document must be returned to any Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Loan Party or such other Person, without setoff, counterclaim or deduction of any kind and Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c) Non-Funding Lenders.

(i) Unless Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Agent such Lender’s Pro Rata Share of such Term Loan, Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 2(b) of this Exhibit B, and Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have made such amount available to Agent, such Lender and each Loan Party severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to any Loan Party until the day such amount is repaid to Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Agent made available such amount to any Loan Party had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s portion of such Term Loan for purposes of this Agreement.

(ii) To the extent that any Lender has failed to fund any Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower thereunder. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect to such Term Loans through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent.

(d) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

AMENDMENT LETTER

FROM:

LUMIRADX LIMITED an exempted company limited by shares incorporated in the Cayman Islands (registered number 314391) (“Parent” and “Loan Parties’ Agent”)

TO:

Jefferies Finance LLC (“Agent”)

Date:     16     October 2020

Dear Sirs

Re: Amendment Letter with respect to the Loan and Security Agreement dated 6 October 2020 between, inter alia, Jefferies Finance LLC, as lender, LumiraDx Limited, as Parent, LumiraDx Group Limited, as Borrower and the guarantors party thereto from time to time (as amended, modified and or supplemented from time to time, the “Original Loan and Security Agreement”).

DEFINITIONS AND CONSTRUCTION

1.	This letter agreement (the “Agreement”) is supplemental to and amends the Original Loan and Security Agreement (as defined below).

1.1

Unless a contrary intention is indicated, terms used in this Agreement shall have the meaning given to them in the Original Loan and Security Agreement. References to Sections and Schedules are references to Sections of and Schedules to the Original Loan and Security Agreement unless otherwise specified.

“Amended Loan and Security Agreement” means the Original Loan and Security Agreement as amended by this Agreement.

“Effective Date” means the date on which the Agent countersigns this Agreement.

“Original Loan and Security Agreement” has the name given to it in the subject line hereto.

1.2

Section 1.4 (Interpretation) of the Original Loan and Security Agreement shall apply to this Agreement as if set out in full in this Agreement and as if reference in those provisions to this “Agreement” were a reference to this Agreement.

2.	AMENDMENTS

In accordance with the provisions of Section 12.5 (Amendments in writing; Integration) of the Original Loan and Security Agreement the Parent, in its capacity as Loan Parties’ Agent and the Agent agree that with effect from the Effective Date, the Original Loan and Security Agreement shall be amended as follows:

The definition of “Indebtedness” shall be replaced in full with the following:

““Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, other than indebtedness in respect of trade payables incurred in the ordinary course of business that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves have been established on the books of such Person, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capitalized Lease Obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities or preferred shares of such Person subject to repurchase or redemption other than (i) at the sole option of such Person or on a date following the Maturity Date, (ii) where such shares are convertible into A ordinary shares or common shares of such Person, (iii) unless they are redeemable or repurchasable solely for other equity securities that are not subject to repurchase or redemption, or (iv) unless they are redeemable or repurchasable as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) obligations in respect of “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts and (h) Contingent Obligations in respect of any of the foregoing.

The definition of “Qualifying Investment” shall be replaced in full with the following:

““Qualifying Investment” means other than an IPO an offering or subscription for equity in the share capital of the Parent (whether through the issuance of new shares or by way of capital contribution including by way of premium and/or contribution to capital reserves or otherwise) raising proceeds of not less than

$100,000,000 (provided that any equity issued as a result thereof is not subject to any repurchase or redemption (whether mandatorily or at the option of the holder thereof), nor any events which would entitle the holder to call for repurchase or redemption, in each case prior to the Maturity Date other than as a result of a transaction which is not permitted by Section 7.2(c)(ii)(A)).

3.	MISCELLANEOUS

3.1	Each of this Agreement and the Amended Loan and Security Agreement is a Loan Document.

3.2

Subject to the terms of this Agreement, the Original Loan and Security Agreement will remain in full force and effect and, from the Effective Date, the Original Loan and Security Agreement and this Agreement will be read and construed as one document.

3.3

Subject to the provisions of this Agreement, nothing in this Agreement shall constitute a waiver or release of any right or remedy of the Lender under the Loan Documents, nor otherwise prejudice, any right or remedy of the Lender under the Original Loan and Security Agreement or any other Loan Document.

3.4

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing any one or more of the counterparts.

4.	GOVERNING LAW AND JURISDICTION

Section 11 (Choice of Law, Venue and Jury Trial Waiver) of the Original Loan and Security Agreement shall apply to this Agreement as if set out in full in this Agreement and as if reference in those provisions to this “Agreement” were a reference to this Agreement.

Please acknowledge your agreement to the terms of this Agreement by signing where indicated below.

LumiraDx Limited

By:	/s/ Veronique Ameye
Veronique Ameye
Attorney

ACCEPTED AND AGREED: The Agent For and on behalf of JEFFERIES FINANCE LLC

By:	/s/ E Joseph Hess
E. Joseph Hess
Managing Director

Execution Version

AMENDMENT LETTER

FROM:

LUMIRADX LIMITED an exempted company limited by shares incorporated in the Cayman Islands (registered number 314391) (“Parent” and “Loan Parties’ Agent”)

TO:

Jefferies Finance LLC (“Agent”)

Date: 15 January 2021

Dear Sirs

Re: Amendment Letter with respect to the Loan and Security Agreement dated 6 October 2020 between, inter alia, Jefferies Finance LLC, as lender, LumiraDx Limited, as Parent, LumiraDx Group Limited, as Borrower and the guarantors party thereto from time to time (as amended on 16 October 2020) and as further amended, modified and or supplemented from time to time, the “Original Loan and Security Agreement”).

DEFINITIONS AND CONSTRUCTION

1.	This letter agreement (the “Agreement”) is supplemental to and amends the Original Loan and Security Agreement (as defined below).

1.1

Unless a contrary intention is indicated, terms used in this Agreement shall have the meaning given to them in the Original Loan and Security Agreement. References to Sections and Schedules are references to Sections of and Schedules to the Original Loan and Security Agreement unless otherwise specified.

“Amended Loan and Security Agreement” means the Original Loan and Security Agreement as amended by this Agreement.

“Effective Date” means the date on which the Agent countersigns this Agreement.

“Original Loan and Security Agreement” has the name given to it in the subject line hereto.

1.2

Section 1.4 (Interpretation) of the Original Loan and Security Agreement shall apply to this Agreement as if set out in full in this Agreement and as if reference in those provisions to this “Agreement” were a reference to this Agreement.

2.	AMENDMENTS

In accordance with the provisions of Section 12.5 (Amendments in writing; Integration) of the Original Loan and Security Agreement the Parent, in its capacity as Loan Parties’ Agent and the Agent agree that with effect from the Effective Date, the Original Loan and Security Agreement shall be amended as follows:

The definition of “Required Lenders” shall be replaced in full with the following:

““Required Lenders” means at any time (a) if only one Lender holds the outstanding Term Loans, such Lender; and (b) if more than one Lender holds the outstanding Term Loans, at least two Lenders who together hold at least fifty and one tenth of one percent (50.1%) of the aggregate principal balance of the Term Loan(s); provided that a Lender and its Affiliates shall be deemed to be collectively a single Lender.”

The definition of “Warrants” shall be replaced in full with the following:

““Warrants” are (i) those certain warrants to purchase stock, issued by Parent in favor of Jefferies or Jefferies’ Affiliates, in the form attached as Exhibit G (the “Jefferies Warrants”), (ii) that certain warrant to purchase stock issued by Parent in favor of Silicon Valley Bank and (iii) any other warrants issued in connection with any future Incremental Term Loans.”

Section 2.6(g) is deleted in its entirety and replaced with the following:

“(g) If the Borrower would be in compliance with the Senior Secured Net Leverage Ratio financial covenant (whether or not then in effect and determined on a pro forma basis and assuming that all Incremental Term Loan Commitments have been funded), then the terms and documentation of an Incremental Term Loan need not be consistent with the then existing Term A Loans and Term B Loans; provided, (i) to the extent that any such terms and conditions are more restrictive on the Parent and its Subsidiaries in any way such terms and conditions shall also be added for the benefit of the Term A Loans, Term B Loans and any outstanding Incremental Term Loans, (ii) that amortization shall be identical to the Term A Loans and Term B Loans and mandatory prepayments of Incremental Term Loans shall be identical to, or more favorable to the Borrower than, the Term A Loans and Term B Loans, (iii) that the pricing, interest rate margins, discounts, premiums, rate floors, and fees applicable to any Incremental Term Loans shall be determined by the Borrower and the Incremental Term Loan Lenders; provided that if the All-In Yield applicable to any Incremental Term Loan exceeds the corresponding All-In Yield applicable to the Term A Loans and Term B Loans or outstanding Incremental Term Loans, then the Cash Interest Rate with respect to Term A Loans and Term B Loans or outstanding Incremental Term Loans, as applicable, shall automatically be increased by the amount of such excess, effective upon the making of such Incremental Term Loans, (iv) neither Parent or any subsidiary of Parent shall be an obligor (other than the Borrower and Guarantors), (v) Incremental Term Loans shall not be secured by a lien on any assets other than the Collateral, (vi) the maturity date of Incremental Term Loans shall be no earlier than the Maturity Date and (vii) Equity Consideration may be given in connection with Incremental Term Loans under this clause (g) solely to the extent (x) the number of shares of common stock represented by such Equity Consideration, together with any Equity Consideration issued under clause (f) above, do not exceed 0.50% of the fully diluted equity capitalization of the Parent in the aggregate and (y) they are on identical terms as the Warrants issued or to be issued pursuant to Section 3.5(f) or more favorable terms to the issuer thereof (including, without limitation, pricing, amount, strike price and anti-dilution protections); provided that such warrants may have a different strike price so long as that strike price proportionately corresponds to a fully-diluted valuation of not less than $3.6 billion. Incremental Term Loans shall share ratably in any prepayment of the Term A Loans and Term B Loans.”

Section 2.6(h) is deleted in its entirety and replaced with the following:

“(h) Each of the parties hereto hereby agrees that upon each applicable Incremental Facility Effective Date, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the applicable Incremental Term Loan Commitment and the Incremental Term Loans to be made pursuant thereto and any other amendments in connection with any future Incremental Term Loans (x) made or to be made to the definition of “Required Lenders” and/or Section 12.5(a) (Amendments in Writing; Integration), in each case, in connection with any future Incremental Term Loans or (y) which are consequential, minor, technical or administrative and necessary to facilitate the implementation of any future Incremental Term Loans, which in each case of clauses (x) and (y) do not adversely affect the rights or obligations of the Lenders (the “Deemed Amendments”). Any such Deemed Amendment may be memorialized in writing by the Agent and Parent and furnished to the other parties to this Agreement, without requiring the consent of any other Lender, other than any Lender providing such Incremental Term Loan Commitment.”

Section 3.4 is deleted in its entirety and replaced with the following:

“Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement and save as otherwise agreed with any Incremental Term Loan Lender in connection with any Incremental Term Loan to be made by that Incremental Term Loan Lender, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Agent may rely on any telephone notice given by a person whom Agent reasonably believes is a Responsible Officer or designee.”

Section 3.5(d) is deleted in its entirety and replaced with the following:

“(d) Within (i) 30 days of the Effective Date, deliver and issue all Jefferies Warrants and (ii) within 1 Business Day of the receipt by the applicable Loan Party of the proceeds of the applicable Incremental Term Loan (or such other time period as may be agreed between the Parent and the relevant Incremental Term Loan Lender), deliver and issue any Warrants applicable to the relevant Incremental Term Loan.”

A new Section 6.6(d) shall be inserted as follows:

“(d) Commencing ninety (90) days from January 15, 2021 (or such later date agreed with Silicon Valley Bank) and at all times thereafter, Borrower shall maintain its primary operating accounts based in the United States with Silicon Valley Bank and/or one or more of its Affiliates, and the other Loan Parties that at any time maintain operating accounts based in the United States shall maintain operating accounts based in the United States with Silicon Valley Bank and/or its Affiliates, in each case, on terms reasonably satisfactory to the Borrower; provided that for the avoidance of doubt, such Loan Parties, shall be permitted to maintain United States-based operating accounts with institutions other than Silicon Valley Bank and its Affiliates. Commencing ninety (90) days from January 15, 2021 (or such later date agreed with Silicon Valley Bank) and at all times thereafter, Borrower and the other Loan Parties shall maintain fifty percent (50%) of their cash with Silicon Valley Bank and/or one or more of its Affiliates, at any of the United States or United Kingdom locations of Silicon Valley Bank and/or its Affiliates, on terms reasonably satisfactory to the Borrower. Notwithstanding anything set forth in this Agreement or any requirements of this Agreement, the Borrower shall have ninety (90) days from January 15, 2021 (or such later date agreed with Silicon Valley Bank) to deliver and/or cause to be delivered to Agent duly executed Control Agreements (save for Excluded Accounts) with respect to any accounts located in the United States established with Silicon Valley Bank in compliance with this clause (d).”

Section 9.1(a) is deleted in its entirety and replaced with the following:

“(a) Upon the occurrence and during the continuance of an Event of Default, Agent may, with consent of, or shall, at the request of, the Required Lenders, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to any Loan Party, (ii) by notice to any Loan Party declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs in respect of any U.S. Loan Party all Obligations shall be immediately due and payable without any action by Agent or the Lenders) or (iii) by notice to any Loan Party suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and Agent and/or the Lenders (but if an Event of Default described in Section 8.5 in respect of any U.S. Loan Party occurs all obligations, if any, of the Lenders to advance money or extend credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and Agent and/or the Lenders shall be immediately terminated without any action by Agent or the Lenders).”

The provision in Section 9.1(b) prior to the enumerated subclauses set forth therein is deleted in its entirety and replaced with the following:

“(b) Without limiting the rights of Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Agent may, with consent of, or shall, at the request of, the Required Lenders, without notice or demand, to do any or all of the following:”

The “and” at the end of Section 12.5(a)(ii) shall be deleted, the “.” at the end of Section 12.5(a)(iii) shall be replaced with “; and” and a new Section 12.5(a)(iv) shall be inserted as follows:

“(iv) no such amendment, waiver or other modification of Section 7.7 (Restricted Payments), Section 7.8 (Investments) and the definition of Permitted Investments, Section 7.10 (Payments of Other Indebtedness and Subordinated Debt), Section 7.14 (Payments on Subordinated Debt) or Section 7.18(a) and (b) (Financial Covenants) of this Agreement and the definitions of Liquidity, Senior Secured Net Leverage Ratio and any definitions referred to therein to the extent used in the context of Sections 7.18(a) and (b) (Financial Covenants) shall be made without the prior written consent of each Lender at such time holding Term Loan Commitments and outstanding Term Loans (excluding any scheduled payments or prepayments, whether mandatory or voluntary) equal to or greater than $40 million.”

Section 12.5(b) is deleted in its entirety and replaced with the following:

“(b) Other than as expressly provided for in Section 12.5(a)(i)-(iv), Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Loan Parties.”

3.	CONSENTS AND WAIVERS

Jefferies Finance LLC, as Agent and Lender hereby irrevocably agrees that the conditions set forth in Section 2.6(b)(ii)(w) and (y) (Incremental Term Loans) to the making of any Incremental Term Loans in the amount of $40 million are hereby waived solely to the extent required to permit the Incremental Term Loans to be provided by Silicon Valley Bank pursuant to the terms of an Incremental Term Loan Notice dated on or about the date hereof between LumiraDx Group Limited, as Borrower and Silicon Valley Bank, as Incremental Term Loan Lender.

4.	MISCELLANEOUS

4.1	Each of this Agreement and the Amended Loan and Security Agreement is a Loan Document.

4.2

Subject to the terms of this Agreement, the Original Loan and Security Agreement will remain in full force and effect and, from the Effective Date, the Original Loan and Security Agreement and this Agreement will be read and construed as one document.

4.3

Subject to the provisions of this Agreement, nothing in this Agreement shall constitute a waiver or release of any right or remedy of the Lender under the Loan Documents, nor otherwise prejudice, any right or remedy of the Lender under the Original Loan and Security Agreement or any other Loan Document.

4.4

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing any one or more of the counterparts.

5.	GOVERNING LAW AND JURISDICTION

Section 11 (Choice of Law, Venue and Jury Trial Waiver) of the Original Loan and Security Agreement shall apply to this Agreement as if set out in full in this Agreement and as if reference in those provisions to this “Agreement” were a reference to this Agreement.

Please acknowledge your agreement to the terms of this Agreement by signing where indicated below.

Yours faithfully,

The Parent

For and on behalf of

LumiraDx Limited

By:	/s/ Veronique Ameye
Veronique Ameye
Attorney

ACCEPTED AND AGREED:

The Agent

For and on behalf of

JEFFERIES FINANCE LLC

By:	/s/ E Joseph Hess
E. Joseph Hess
Managing Director